UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Nucor Corporation

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1915 Rexford Road      Charlotte, North Carolina 28211      Phone 704/366-7000      Fax 704/362-4208

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

ANNUAL MEETING

The 2009 annual meeting of stockholders of Nucor Corporation will be held in The Morrison Ballroom of the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina, at 10:00 a.m. on Thursday, May 14, 2009, for the following purposes:

•	To elect four nominees as directors;

•	To ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2009;

•	To consider and vote on four stockholder proposals; and

•	To conduct such other business as may properly come before the meeting.

Stockholders of record at the close of business on March 16, 2009 are entitled to notice of and to vote at the meeting.

It is important that you vote. To ensure that you will be represented at the meeting, please vote by one of the following three methods: (1) via mail by signing and promptly returning the enclosed proxy card in the enclosed envelope; (2) via telephone using the toll-free number and instructions shown on the enclosed proxy card; or (3) via the Internet by using the website information and instructions listed on the enclosed proxy card. Your prompt attention is requested.

By order of the Board of Directors,

Terry S. Lisenby

Chief Financial Officer, Treasurer

and Executive Vice President

March 25, 2009

Important Notice Regarding the Availability of

Proxy Materials for the Stockholder

Meeting to be Held on May 14, 2009

The proxy statement and annual report to stockholders are available at http://materials.proxyvote.com/670346.

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

GENERAL INFORMATION

The enclosed proxy is being solicited by the Board of Directors of Nucor Corporation (“Nucor” or the “Company”) for use at the 2009 annual meeting of stockholders to be held on Thursday, May 14, 2009, and any adjournment or postponement. The proxy may be revoked by the stockholder by letter to the Nucor Corporate Secretary received before the meeting, or by attending and voting at the meeting.

Shares Entitled to Vote

The record date for the annual meeting is March 16, 2009. Only holders of record of Nucor’s common stock at the close of business on that date will be entitled to vote. The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the annual meeting is necessary to constitute a quorum. As of the record date for the annual meeting, 314,250,163 shares of Nucor common stock were outstanding.

Voting Rights and Procedures

Each share of common stock outstanding on the record date is entitled to one vote except with respect to the election of directors. With respect to the election of directors, each share of common stock is entitled to cumulative voting rights, which means that when voting for nominees for director, each share is entitled to a number of votes equal to the number of nominees for election as directors. Accordingly, when voting for nominees for director, all of the votes a share of common stock is entitled to may be voted in favor of one nominee or the votes may be distributed among the nominees. The holders of the enclosed proxy will have the discretionary authority to cumulate votes in the election of directors.

Stockholders who wish to cumulate their votes must submit a proxy card or cast a ballot and make an explicit statement of their intent to do so, either by so indicating on the proxy card or by indicating in writing on their ballot when voting at the annual meeting. If a person who is the beneficial owner of shares held in street name wishes to cumulate votes, the stockholder will need to contact the broker, bank, trustee or other nominee who is the record owner of the shares.

Votes Required to Approve Each Item

Election of Directors.    The four director nominees receiving the highest number of all votes cast for directors will be elected. A properly submitted proxy marked “Vote Withheld” with respect to the election of one or more director nominees will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Accordingly, any shares not voted with respect to a director nominee will have no effect.

Nucor’s Board of Directors has adopted a Corporate Governance Principle intended to give further effect to withheld votes in uncontested elections for directors under certain circumstances. This Corporate Governance Principle is set forth in this proxy statement under the heading “Election of Directors.”

Other Items.    For any other item, the affirmative vote of a majority of the votes represented in person or by proxy and entitled to vote on the item will be required for approval. A properly submitted proxy marked “Abstain” with respect to any such matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote.

Under current New York Stock Exchange (“NYSE”) rules, the proposals to elect directors and ratify the independent registered public accounting firm are considered “discretionary” matters. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions.

In contrast, the stockholder proposals are “non-discretionary” matters. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on these proposals. These “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for these proposals.

Shares held of record by a broker or its nominee (“broker shares”) that are voted on any matter will be included in determining whether a quorum is present. Broker shares that are not voted will not be included in determining whether a quorum is present.

Voting of Proxies

The shares represented by each proxy you properly submit to us will be voted by one of the individuals indicated on the proxy as you direct. If you submit a proxy but do not indicate how you wish to vote, your shares will be voted FOR the election of the four director nominees, FOR the ratification of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2009 and AGAINST the approval of the stockholder proposals.

Delivery of Proxy Materials and Annual Report

The 2008 annual report of Nucor, including financial statements, is being mailed to all stockholders of record together with this proxy statement and form of proxy on or about March 26, 2009.

PROPOSAL 1

ELECTION OF DIRECTORS

Nucor’s Board of Directors is divided into three classes with three directors serving in each class. Each director serves for a three-year term with one class of directors being elected at each annual meeting. All directors will hold office until their successors have been duly elected and qualified. Our Board of Directors has affirmatively determined that each director, other than Daniel R. DiMicco, has no material relationships with Nucor (other than as directors) and is “independent” within the meaning of the NYSE’s current listing standards.

The terms of three directors, Clayton C. Daley, Jr., Harvey B. Gantt and Bernard L. Kasriel, will expire at this annual meeting. The Board’s Governance and Nominating Committee has recommended and the Board of Directors has nominated Mr. Daley, Mr. Gantt and Mr. Kasriel for reelection for three-year terms ending at the annual meeting in 2012. A fourth director, Christopher J. Kearney, whom the Board appointed effective October 1, 2008 to serve in the class of directors with terms expiring at the annual meeting in 2011, will also stand under the terms of his appointment for election at this annual meeting for the two-year balance of his term. Shares represented by all proxies received by the Board of Directors and not marked to withhold authority to vote for these nominees will be voted for their election. The Board of Directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as Nucor’s Board of Directors may designate.

Nucor’s Board of Directors has adopted the following Corporate Governance Principle entitled “Effect of Withheld Votes in Uncontested Elections for Director.”

Any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. The Committee shall evaluate the director’s tendered resignation taking into account the best interests of the Company and its stockholders and shall recommend to the Board whether to accept or reject such resignation. In making its recommendation, the Committee may consider, among other things, the effect of the exercise of cumulative voting in the election. The Board shall act within 120 days following certification of the stockholder vote and shall disclose its decision and the reasons therefore in an 8-K filing with the Securities and Exchange Commission (the “SEC”). Any director who tenders his or her resignation pursuant to this principle shall not participate in any committee or board consideration of it.

Nucor’s Board of Directors recommends a vote FOR the election of the four nominees as directors.

DIRECTOR INFORMATION

The following table sets forth certain information about all of the directors, including the nominees, as of February 28, 2009.

Name (and age)	Principal occupation and directorships in other public companies	Director since	Term expires
Peter C. Browning (67)	Lead Director of Nucor (effective May 2006); Former Non-Executive Chairman of Nucor (from 2000 to 2006); Former Dean, McColl Graduate School of Business at Queens University of Charlotte (from 2002 to 2005); Former President and Chief Executive Officer (from 1998 to 2000), President and Chief Operating Officer (from 1996 to 1998) and Executive Vice President (from 1993 to 1996), Sonoco Products Company, a manufacturer of industrial and consumer packaging products; Former Chairman, President and Chief Executive Officer (from 1990 to 1993), National Gypsum Company, a manufacturer and supplier of building and construction products; Director, Lowe's Companies, Inc., The Phoenix Companies, Inc., Acuity Brands, Inc. and EnPro Industries, Inc.	1999	2011

Name (and age)	Principal occupation and directorships in other public companies	Director since	Term expires
Clayton C. Daley, Jr. (57)	Vice Chairman, The Procter & Gamble Company, a consumer products company (since 2007); previously Chief Financial Officer (from 1998 to 2008), Senior Vice President (from 1998 to 1999) and Vice President and Treasurer (from 1994 to 1998), The Procter & Gamble Company; Director, Starwood Hotels & Resorts Worldwide, Inc.	2001	2009

Daniel R. DiMicco (58)	Chairman (effective May 2006); Former Vice Chairman (from 2001 to 2006); President and Chief Executive Officer (effective September 2000); previously Executive Vice President (from 1999 to 2000) and Vice President (from 1992 to 1999), Nucor Corporation; Director, Duke Energy Corporation	2000	2010

Harvey B. Gantt (66)	Principal Partner, Gantt Huberman Architects, PLLC, an architectural, planning and interior design firm (since 1971)	1999	2009

Victoria F. Haynes, Ph.D. (61)	President and Chief Executive Officer, Research Triangle Institute, an independent, non-profit corporation that performs scientific research and develops technology (effective 1999); Former Vice President and Chief Technical Officer, Goodrich Corporation, a specialty chemicals and aerospace company (from 1992 to 1999); Director, Archer Daniels Midland Company and PPG Industries, Inc.	1999	2011

James D. Hlavacek, Ph.D. (65)	Chairman and Chief Executive Officer, The Corporate Development Institute, Inc.; Managing Director, Market Driven Management, a management development firm (since 1978)	1996	2010

Bernard L. Kasriel (62)	Partner, LBO France, a private equity fund (effective September 2006); Former Vice Chairman of Lafarge, a leading global building materials provider of cement, concrete, roofing and gypsum products based in Paris, France (2006); Former Chief Executive Officer, Lafarge (from 2003 to 2006), Vice Chairman and Chief Operating Officer (from 1995 to 2003), Managing Director (from 1989 to 1995); Director, Lafarge, L'Oreal and Arkema	2007	2009

Christopher J. Kearney (53) (1)	Chairman (effective May 2007), President and Chief Executive Officer (effective December 2004), SPX Corporation, a global multi-industry manufacturer; previously Vice President, Secretary and General Counsel (from 1997 to 2004), SPX; Director, SPX Corporation	2008	2011

John H. Walker (51)	Chief Executive Officer, Global Brass and Copper, Inc., a manufacturer and distributor of copper and copper-alloy sheet, strip, plate, foil, rod and fabricated components (effective 2007); Former Chief Executive Officer and President, The Boler Company, the parent company of Hendrickson International, suspension manufacturer for heavy duty trucks and trailers (from 2003 to 2006); Former Chief Executive Officer (from 2001 to 2003) and President and Chief Operating Officer (from 2000 to 2001), Weirton Steel Corporation, a producer of flat rolled carbon steel; Former President of flat rolled products, Kaiser Aluminum Corporation, a producer of fabricated aluminum products (from 1997 to 2000); Director, UAL Corporation and Delphi Corporation	2008	2010

(1)	The Board appointed Mr. Kearney effective October 1, 2008 to serve in the class of directors with terms expiring at the annual meeting in 2011, subject to ratification by the stockholders at this annual meeting.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following tables give information concerning the beneficial ownership of Nucor’s common stock by all directors, each executive officer listed in the Summary Compensation Table, all directors and executive officers as a group, and the persons who are known to Nucor to be the owners of more than five percent of the outstanding common stock of Nucor. “Beneficial ownership” is determined in accordance with the rules of the SEC.

Executive Officers and Directors

Name	Shares Owned as of February 28, 2009		Shares Subject to Options	Shares Underlying Restricted Stock Units (1)	Total Beneficial Ownership	Percent of Class
	Sole Voting and Investment Power	Shared Voting and Investment Power
Peter C. Browning	12,024	—	10,678	5,652	28,354	*
Clayton C. Daley, Jr.	6,000	—	10,882	3,955	20,837	*
Daniel R. DiMicco	361,246	—	50,110	59,000	470,356	*
John J. Ferriola	132,483	—	76,344	19,300	228,127	*
Harvey B. Gantt	13,368	—	—	3,955	17,323	*
Keith B. Grass	3,364	—	—	5,570	8,934	*
Victoria F. Haynes	9,174	—	1,948	3,955	15,077	*
James D. Hlavacek	4,400	800	10,882	3,955	20,037	*
Bernard L. Kasriel	—	—	—	2,816	2,816	*
Christopher J. Kearney	—	—	—	—	—	*
Terry S. Lisenby	114,651	—	—	21,824	136,475	*
Joseph A. Rutkowski	186,148	340	7,620	18,187	212,295	*
John H. Walker	3,600	—	—	1,336	4,936	*
All 17 directors and executive officers as a group	1,187,010	126,743	189,416	215,895	1,719,064	*

*	Represents holdings of less than 1%.

(1)	Restricted stock units have no voting power.

Principal Stockholders

Name and Address	Amount of Beneficial Ownership	Percent of Class
State Farm Mutual Automobile Insurance Company and related entities (1) One State Farm Plaza Bloomington, Illinois 61710	30,118,870	9.59%

(1)	Based on Schedule 13G/A filed with the SEC on or about February 10, 2009, reporting beneficial ownership as of December 31, 2008. That filing indicates that State Farm Mutual Automobile Insurance Company has sole voting and sole dispositive power as to 21,636,800 of the shares shown and shared voting and dispositive power as to 84,624 of the shares shown; State Farm Life Insurance Company has sole voting and sole dispositive power as to 532,400 of the shares shown and shared voting and dispositive power of as to 18,080 of the shares shown; State Farm Fire and Casualty Company has sole voting and sole dispositive power as to 2,800,000 of the shares shown and shared voting and dispositive power as to 10,790 of the shares shown; State Farm Investment Management Corp. has sole voting and dispositive power as to 968,000 of the shares shown and shared voting and shared dispositive power as to 14,426 of the shares shown; State Farm Insurance Companies Employee Retirement Trust has sole voting and dispositive power as to 1,867,200 of the shares shown and shared voting and dispositive power as to 9,750 of the shares shown; and that State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees has sole voting and dispositive power as to 2,176,800 of the shares shown.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities and Exchange Act of 1934 requires that our executive officers and directors file reports of their ownership and changes in ownership of Nucor common stock on Forms 3, 4 and 5 with the SEC and NYSE. The Company has reviewed all reports filed by its executive officers and directors and written representations made by its executive officers and directors with respect to the completeness and timeliness of their filings. Based solely on such review, all filings were timely made in 2008 and prior years except as follows: Hamilton Lott, Jr., an executive officer, filed in August 2008 a late Form 4 reporting the exercise of two stock options in a prior year.

CORPORATE GOVERNANCE AND BOARD OF DIRECTORS

Corporate Governance Principles.    The Board has adopted Corporate Governance Principles setting forth a framework for our corporate governance with respect to the role and composition of the Board and Nucor’s management, responsibilities of directors, director qualification standards, the functioning of the Board and its Committees, the compensation of directors, and annual performance evaluations of the Board and our Chief Executive Officer. These Corporate Governance Principles are posted on our website at www.nucor.com. The information on our website is not a part of this proxy statement. You may also obtain a written copy of the Corporate Governance Principles by contacting Nucor’s Corporate Secretary at our executive offices.

Codes of Ethics.    Nucor’s Standards of Business Conduct and Ethics applies to all employees and directors of the Company. Nucor has also adopted a Code of Ethics for Senior Financial Professionals that applies to the Company’s Chief Executive Officer, Chief Financial Officer, Corporate Controller and other senior financial professionals. Both of these documents are available on our website at www.nucor.com. You may also obtain a written copy of these codes of ethics by contacting Nucor’s Corporate Secretary at our executive offices.

Director Independence.    The Corporate Governance Principles provide that a majority of the members of Nucor’s Board of Directors must be “independent” under the listing standards of the NYSE. For a director to be considered independent, he or she cannot have any of the disqualifying relationships enumerated by the corporate governance rules of the NYSE. In addition, the Board of Directors must determine that the director does not otherwise have any direct or indirect material relationship with the Company. As permitted by the corporate governance rules of the NYSE, the Board of Directors has adopted categorical standards to assist its members in determining whether a particular relationship a director has with the Company is a material relationship that would impair the director’s independence. These categorical standards, which are set forth below, establish thresholds at which directors’ relationships with the Company are deemed to be not material and, therefore, shall not disqualify any director or nominee from being considered “independent.”

•

Relationships involving (1) the purchase or sale of products or services, (2) the purchase, sale or leasing of real property or (3) lending, deposit, banking or other financial service relationships, either by or to the Company or its subsidiaries and involving a director, his or her immediate family members, or an organization of which the director or an immediate family member is a partner, shareholder, officer, employee or director if the following conditions are satisfied:

•

any payments made to, or payments received from, the Company or its subsidiaries in any single fiscal year within the last three years do not exceed the greater of (i) $1,000,000 or (ii) 2% of such other organization’s consolidated gross revenues;

•	the products and services are provided in the ordinary course of business and on substantially the same terms and conditions, including price, as would be available to similarly situated customers;

•	the relationship does not involve consulting, legal or accounting services provided to the Company or its subsidiaries; and

•

any extension of credit was in the ordinary course of business and was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other similarly situated borrowers.

•

Any other relationship between the Company or one of its subsidiaries and a company (including a limited liability company) or partnership to which a director is connected solely as a shareholder, member or partner as long as the director is not a principal shareholder or partner of the organization. For purposes of this categorical standard, a person is a principal shareholder of a company if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote more than 10% of any class of voting securities of the company. A person is a principal partner of a partnership if he or she directly or indirectly, or acting in concert with one or more persons, owns, controls or has the power to vote a 25% or more general partnership interest, or more than a 10% overall partnership interest. Shares or partnership interests owned or controlled by a director’s immediate family member who shares the director’s home are considered to be held by the director.

•

Contributions made or pledged by the Company, its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries to a charitable organization of which a director or an immediate family member is an executive officer, director or trustee if the following conditions are satisfied:

•

within the preceding three years, the aggregate amount of such contributions during any single fiscal year of the charitable organization did not exceed the greater of (i) $1,000,000 or (ii) 2% of the charitable organization’s consolidated gross revenues for that fiscal year; and

•	the charitable organization is not a family foundation created by the director or an immediate family member.

For purposes of this categorical standard, contributions made to any charitable organization pursuant to a matching gift program maintained by the Company or by its subsidiaries or by any foundation sponsored by or associated with the Company or its subsidiaries shall not be included in calculating the materiality threshold set forth above.

•

If the director, or an immediate family member, is an executive officer of another organization in which the Company owns an equity interest and if the amount of the Company’s interest is less than 10% of the total voting interest in the other organization.

•	A relationship involving a director’s relative who is not an immediate family member of the director.

•

In the last five years, the director has not been an executive officer, founder or principal owner of a business organization acquired by the Company, or of a firm or entity that was part of a joint venture or partnership including the Company.

In February 2009, the Board of Directors reviewed the status of each director, applying the independence standards of the corporate governance rules of the NYSE and those set forth in Nucor’s Corporate Governance Principles. In their review, the Board considered all relationships and transactions between each director (and his or her immediate family and affiliates) and each of the Company and its management and the Company’s independent registered public accounting firm. The relationships that the Board of Directors reviewed and considered included the following. Peter C. Browning was until December 2008 a director of Wachovia Corporation, a bank holding company whose principal bank subsidiary, Wachovia Bank, N.A., is one of the participating banks in the Company’s unsecured revolving credit facility and provides other commercial banking services to the Company. The Board of Directors has determined that those relationships that do exist or did exist within the last three years (except for Mr. DiMicco’s) all fall below the thresholds in the categorical standards adopted by the Board of Directors to assist it in making determinations of independence.

Based on this review, the Board of Directors affirmatively determined that all of the nominees and directors continuing in office, with the exception of Daniel R. DiMicco, the Company’s Chairman, President and Chief Executive Officer, are independent as defined in Nucor’s Corporate Governance Principles and the corporate governance rules of the NYSE.

Attendance at the Board of Directors and Committee Meetings.    The Board of Directors of Nucor held six meetings during 2008. Each of the directors attended 75% or more of the aggregate number of meetings of the Board and committees of the Board on which the director served, with the exception of Mr. Kearney, who was appointed to the Board effective October 1, 2008 and was unavailable to participate in telephonic meetings of the Audit Committee and Compensation and Executive Development Committee due to commitments existing prior to his appointment to the Board. Mr. Kearney attended all other Board and committee meetings since his appointment.

Lead Director.    The Corporate Governance Principles of the Company provide that whenever the Chairman of the Board is a member of management, there shall be a Lead Director. The Lead Director is an independent director appointed annually by the Board after the annual meeting of stockholders, and he or she serves at the pleasure of the Board. In May 2008, the Board reappointed Peter C. Browning to serve as Lead Director. The Lead Director’s responsibilities are set forth in the Company’s Corporate Governance Principles and include:

•	Providing leadership to the Board of Directors;

•	Chairing Board meetings in the absence of the Chairman;

•	Organizing, setting the agenda for and leading executive sessions of the independent directors without the attendance of management;

•	Serving as a liaison between the Board and the Chairman;

•	Consulting with the Chairman and the Secretary to set the agenda for Board meetings;

•	Meeting with the Chairman between Board meetings as appropriate in order to facilitate Board meetings and discussions;

Executive Sessions of the Non-Management Directors.    The non-management directors, all of whom are independent, meet in executive session prior to or after each quarterly board meeting at regularly scheduled executive sessions and as necessary prior to or after other Board meetings. Mr. Browning, as Lead Director, presides over these executive sessions.

Attendance at Annual Meetings of Nucor’s Stockholders.    In accordance with Nucor’s policy requiring all directors to attend the annual meeting of stockholders, all of Nucor’s directors attended last year’s annual meeting.

Committees of the Board of Directors and their Charters.    The Board of Directors of Nucor has three standing committees: the Audit Committee, the Compensation and Executive Development Committee, and the Governance and Nominating Committee. Each of these committees acts pursuant to a written charter adopted by the Board of Directors. A copy of each charter is available on our website at www.nucor.com. You may also obtain a written copy of these charters by contacting Nucor’s Corporate Secretary at our executive offices.

The Audit Committee.    The Audit Committee assists the Board in its oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the qualifications and independence of the registered public accounting firm engaged to prepare an audit report with respect to the Company’s financial statements and the performance of the Company’s internal audit function. Pursuant to its written charter, the Audit Committee is directly responsible for, among other things, (1) the appointment, compensation and oversight of the independent auditors for the Company, (2) approving in advance all auditing services and permitted non-auditing services to be provided by the Company’s independent auditors, (3) reviewing with the auditors the plan and scope of the audit and audit fees, (4) monitoring the adequacy of the Company’s reporting and internal controls, and (5) meeting periodically with internal auditors, independent auditors and management.

The Audit Committee is composed entirely of independent directors: Mr. Daley (Chairman), Mr. Browning, Mr. Gantt, Dr. Haynes, Dr. Hlavacek, Mr. Kearney and Mr. Walker. All of the members of the Audit Committee are independent as defined in the NYSE listing standards and the applicable SEC regulations for audit committee members. In the opinion of the Board, these directors are free of any relationship with the Company, its management or the independent registered public accounting firm appointed by the Audit Committee that would interfere with their exercise of independent judgment as members of the Audit Committee. All members of the Audit Committee are financially literate as the Board in its business judgment interprets such qualification. The Board has determined that Mr. Daley, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations and that he has accounting and related financial management expertise within the meaning of the NYSE listing standards. The Audit Committee held seven meetings during 2008.

The Compensation and Executive Development Committee.    The Compensation and Executive Development Committee is directly responsible to the Board of Directors, and through the Board to Nucor’s stockholders, for developing and administering the compensation program for Nucor’s executive officers.

In making its determinations with respect to executive compensation, the Committee is supported by Gail C. Bruce, Nucor’s Vice President of Human Resources, and A. Rae Eagle, Nucor’s General Manager and Corporate Secretary. In addition, the Company has historically engaged the services of a compensation consultant. In 2008, the Committee retained the services of Pearl Meyer & Partners to assist with its review of the compensation package of the Chief Executive Officer and other executive officers. In addition, Pearl Meyer & Partners was retained to assist the Committee with several special projects, including reviewing and developing the peer groups, monitoring trends in executive and non-employee director compensation, and assisting in the preparation of the compensation discussion and analysis included in this proxy statement.

The Committee retains Pearl Meyer & Partners directly, although in carrying out assignments, Pearl Meyer & Partners also interacts with Company management when necessary and appropriate. Specifically, the Vice President of Human Resources and the Corporate Secretary interact with the consultants in order to provide compensation and performance data for the executive officers and the Company. In addition, Pearl Meyer & Partners may, in its discretion, seek input and feedback from the Chief Executive Officer and Chief Financial Officer regarding its consulting work product prior to presentation to the Committee in order to confirm its alignment with the Company’s business strategy, determine what additional data may need to be gathered, or identify other issues, if any, prior to presentation to the Committee.

The Committee frequently requests the Chairman and Chief Executive Officer to be present at Committee meetings where executive compensation and Company performance are discussed and evaluated. The Chairman and Chief Executive Officer is free to provide insight, suggestions or recommendations regarding executive compensation if present during these meetings or at other times. However, only independent Committee members are allowed to vote on decisions made regarding executive compensation.

The Committee meets with the Chairman and Chief Executive Officer to discuss his own compensation package, but ultimately, decisions regarding his compensation are made by the Committee, meeting in executive session, solely based upon the Committee’s deliberations. Decisions regarding other executive officers are made by the Committee after considering recommendations from the Chairman and Chief Executive Officer.

The Compensation and Executive Development Committee is composed entirely of independent directors: Dr. Haynes (Chairman), Mr. Browning, Mr. Daley, Mr. Gantt, Dr. Hlavacek, Mr. Kasriel, Mr. Kearney and Mr. Walker. All of the members of the Committee meet the independence requirements of the NYSE listing standards for compensation committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held five meetings during 2008.

The Governance and Nominating Committee.    The Governance and Nominating Committee is responsible for, among other things, (1) developing and recommending to the Board of Directors specific guidelines and criteria for selecting nominees for election to the Board of Directors, (2) reviewing the qualifications of and making recommendations to the Board regarding nominees for election as a director at each annual meeting of stockholders and the nominees for directors to be elected by the Board of Directors to fill any vacancies or newly created directorships, (3) making recommendations to the Board concerning the size and composition of the Board, the size and composition of each standing committee of the Board and the responsibilities of each standing committee of the Board of Directors, (4) overseeing and arranging the annual process of evaluating the performance of the Board of Directors and the Company’s management and (5) developing and recommending to the Board of Directors a set of corporate governance principles for the Company.

The Governance and Nominating Committee is composed entirely of independent directors: Mr. Browning (Chairman), Mr. Daley, Mr. Gantt, Dr. Haynes, Dr. Hlavacek, Mr. Kasriel, Mr. Kearney and Mr. Walker. All of the members of the Committee meet the independence requirements of the NYSE listing standards for nominating committee members. In the opinion of the Board, these directors are free of any relationship that would interfere with their exercise of independent judgment as members of the Committee. The Committee held five meetings during 2008.

Annual Evaluation of Directors and Committee Members.    Our Board of Directors evaluates the performance of each director standing for reelection, each Committee of the Board and the Board of Directors as a whole on an annual basis. In connection with this annual self-evaluation, each director anonymously records his or her views on the performance of each director standing for reelection, each committee and the Board of Directors. The entire Board of Directors reviews these reports and determines what, if any, actions should be taken in the upcoming year to improve its effectiveness and the effectiveness of each director and committee.

Policy on Transactions with Related Persons.    The Company has a written policy and procedures for the review, approval or ratification of any transactions that could potentially be required to be reported under SEC rules for disclosure of transactions with the Company’s directors, business and other organizations with which its directors are affiliated, executive officers, members of their immediate families and other related persons, which is administered by the Audit Committee of the Board of Directors. The policy includes several categories of pre-approved transactions that are based upon exceptions to the SEC’s rules for disclosure of such transactions. For transactions that are not pre-approved, the Audit Committee, in determining whether to approve a transaction with a related person or an organization with which a related person is affiliated, takes into account, among other things, the business reasons for entering into the transaction, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

How to Communicate with the Board of Directors and Non-management Directors.    Interested persons wishing to communicate with our Board of Directors, or any of our individual directors, may do so by sending a written communication to Peter C. Browning or any other individual director in care of Nucor Corporation, 1915 Rexford Road, Charlotte, North Carolina 28211. Interested persons wishing to communicate with Mr. Browning, as Lead Director, or with the non-management directors as a group may do so by sending a written communication addressed to Mr. Browning at our executive offices. Any communication addressed to Mr. Browning or any individual director that is received at the executive offices of Nucor will be delivered or forwarded to Mr. Browning or the individual director as soon as practicable. Nucor will forward all communications from its stockholders or other interested persons that are addressed simply to the Board of Directors to the chairman of the committee of the Board of Directors whose purpose and function is most closely related to the subject matter of the communication.

Nominating Directors

Stockholders may recommend a director candidate for consideration by the Governance and Nominating Committee by submitting the candidate’s name in accordance with provisions of Nucor’s bylaws that require advance notice to Nucor and certain other information. In general, under the bylaws, the written notice must be received by Nucor’s Corporate Secretary not less than sixty (60) and not more than ninety (90) days prior to the annual meeting. The notice must contain certain information about the nominee and the stockholder submitting the nomination including, (i) with respect to the nominee, the nominee’s name, age, business and residential address, principal occupation or employment, the number of shares beneficially owned by the nominee and any other information required to be disclosed in solicitations for proxies to elect directors pursuant to the SEC’s rules and regulations and (ii) with respect to the stockholder submitting the nomination, the stockholder’s name and address, as they appear on our books and records and the number of shares beneficially owned by that stockholder. A stockholder who is interested in recommending a director candidate should request a copy of Nucor’s bylaw provisions by writing to Nucor’s Corporate Secretary at Nucor’s executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211.

The Governance and Nominating Committee has a process of identifying and evaluating potential nominees for election as members of the Board. The Committee has a policy that potential nominees shall be evaluated no differently regardless of whether the nominee is recommended by a stockholder, a Board member or Nucor’s management. The Committee considers potential nominees from all these sources, develops information from many sources concerning the potential nominee, evaluates the potential nominee as to the qualifications that the Committee and the Board have established and in light of the current skill, background and experience of the Board’s members and the future, ongoing needs of the Company and makes a decision whether to recommend any potential nominee for consideration for election as a member of the Board. In the past, Nucor has engaged third party search firms to assist the Board of Directors in identifying and evaluating potential nominees for director. Nucor may do so again in the future.

In evaluating potential nominees for election as members of the Board, the Committee considers the following to be minimum qualifications that any nominee must possess. The potential nominee must:

•	be a person of the highest integrity and must be committed to ethical standards of personal and corporate behavior;

•	have significant business experience or other organizational leadership experience that will allow the nominee to contribute significantly to the Company as a member of the Board;

•

if not a member of the Company’s management, not have any relationships, directly or through an immediate family member, with the Company that would make them not able to serve as an independent director within the meaning of any rules and laws applicable to the Company;

•	have a willingness and an ability to make the necessary time commitment to actively participate as a member of the Board; and

•	be able to represent the interests of all of Nucor’s stockholders and not merely those of one stockholder or a special interest group.

The Committee also believes there are certain specific qualities or skills that one or more members of the Board of Directors must possess. These include:

•	the skills and experience necessary to serve as an audit committee financial expert;

•	experience serving as the chief executive officer of, or in another senior management position with, a major manufacturing company;

•	significant and successful merger and acquisition experience; and

•	diversity in terms of race or gender.

Director Compensation

In 2007, the Compensation and Executive Development Committee benchmarked director compensation by comparing Nucor’s director compensation to 45 materials and industrial companies of similar size. Based on this data, the Board established the director compensation amounts described below. The Board does not plan on making any further changes to director compensation until 2010 or later.

In 2008, non-employee directors were paid standard directors’ fees of $60,000 annually, in $15,000 quarterly payments. The Lead Director of Nucor was paid an additional $30,000, for a total of $90,000, in $22,500 quarterly payments. The chairmen of the Governance and Nominating Committee and the Compensation and Executive Development Committee received an additional $6,000 each, in $1,500 quarterly payments. The chairman of the Audit Committee received an additional $12,000, in $3,000 quarterly payments.

Directors who are not senior officers of Nucor are granted each June 1 restricted stock units under the Company’s 2005 Stock Option and Award Plan. In 2008, the number of restricted stock units awarded was equal to $100,000 ($140,000 in the case of the Lead Director) divided by the closing price of a share of Nucor common stock on the last trading day immediately preceding the grant date (rounded down to the next whole unit). The restricted stock units granted to each non-employee director are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director’s service on the Board of Directors.

The following table summarizes the compensation paid to each non-employee director for his or her Board and committee services during 2008. Christopher J. Kearney joined the Nucor Board of Directors on October 1, 2008 and therefore did not receive any restricted stock units during 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1) (2)	Total ($)
(a)	(b)	(c)	(h)
Peter C. Browning	96,000	139,951	235,951
Clayton C. Daley Jr.	72,000	99,933	171,933
Harvey B. Gantt	60,000	99,933	159,933
Victoria F. Haynes	66,000	99,933	165,933
James D. Hlavacek	60,000	99,933	159,933
Bernard L. Kasriel	60,000	99,933	159,933
Christopher J. Kearney	15,000	—	15,000
John H. Walker	60,000	99,933	159,933

(1)	Stock awards are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with the Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment.” Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 17 of Item 15 of our Annual Report on Form 10-K.

(2)	The number of restricted stock units granted and fully vested on June 1, 2008 based on a closing price on May 31, 2008 of $74.80 were as follows: Mr. Browning, 1,871 units; and Messrs. Daley, Gantt, Kasriel and Walker and Drs. Haynes and Hlavacek, 1,336 units.

The following table summarizes stock options granted to non-employee directors prior to 2006 under the Company’s non-employee director stock option plan and vested restricted stock units granted under the Company’s 2005 Stock Option and Award Plan.

Outstanding Equity Awards at Fiscal Year-End

Name	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Vested Stock Units (1)	Market Value of Stock Units ($) (2)
Peter C. Browning	3,112	28.86	8/31/12	5,652	261,122
	2,922	30.73	2/29/12
	4,644	19.68	8/31/11

	10,678

Clayton C. Daley, Jr.	2,074	28.86	8/31/12	3,955	182,721
	1,948	30.73	2/29/12
	3,096	19.68	8/31/11
	3,764	16.20	2/28/11

	10,882

Harvey B. Gantt	—	—	—	3,955	182,721

Victoria F. Haynes	1,948	30.73	2/29/12	3,955	182,721

James D. Hlavacek	2,074	28.86	8/31/12	3,955	182,721
	1,948	30.73	2/29/12
	3,096	19.68	8/31/11
	3,764	16.20	2/28/11

	10,882

Bernard L. Kasriel	—	—	—	2,816	130,099

John H. Walker	—	—	—	1,336	61,723

(1)	Restricted stock units are granted June 1 each year and are fully vested on the grant date, but are payable in the form of shares of Nucor common stock only after the termination of the director's service on the Board of Directors.

(2)	Fully vested restricted stock units at December 31, 2008 valued using the closing stock price of $46.20.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee’s report with respect to the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2008 is as follows:

1.	The Audit Committee has reviewed and discussed the audited consolidated financial statements with Nucor’s management.

2.	The Audit Committee has discussed with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm, the matters required to be discussed by Statement of Auditing Standards (“SAS”) No. 61 (Communications with Audit Committees), as amended (AICPA, Professional Standards, Vol. 1 AU Section 380), and required to be reported to the Audit Committee by PwC pursuant to SEC Regulation S-X, Rule 2.07.

3.	The Audit Committee has received the written disclosures and the letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the audit committee concerning independence, and has discussed with PwC that firm’s independence.

4.	The Audit Committee has reviewed and discussed with management and PwC management’s report on Nucor’s internal control over financial reporting and PwC’s attestation report on the effectiveness of Nucor’s internal control over financial reporting.

5.	Based on the reviews and the discussions referred to in paragraphs (1) through (4) above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for filing with the SEC.

THE AUDIT COMMITTEE

Clayton C. Daley, Jr., Chairman

Peter C. Browning

Harvey B. Gantt

Victoria F. Haynes

James D. Hlavacek

Christopher J. Kearney

John H. Walker

Fees Paid to Independent Registered Public Accounting Firm

For the fiscal years ended December 31, 2007 and 2008 fees billed for services provided by PwC were as follows:

	2007	2008
Audit Fees (1)	$2,384,994	$2,948,462
Audit-Related Fees (2)	14,190	16,258
Tax Fees (3)	126,414	—
All Other Fees (4)	—	2,569

(1)	Audit fees consist of fees for professional services rendered in connection with the audit of Nucor’s consolidated annual financial statements, for the review of interim consolidated financial statements in Forms 10-Q and for services normally provided in connection with statutory and regulatory filings or engagements. Audit fees also include fees for professional services rendered for the audit of the effectiveness of internal control over financial reporting.

(2)	Audit-related fees consist of fees billed for the audits of certain employee benefit plans.

(3)	Tax fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

(4)	All other fees consist of fees billed for financial reporting literature.

In 2007 and 2008, all audit-related services, tax services and other services were pre-approved by the Audit Committee, which concluded that the provision of such services by PwC was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions. The Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services performed for Nucor by PwC. The Audit Committee has delegated its authority to approve in advance all permitted non-audit services to be provided by PwC to the Chairman of the Audit Committee; provided, however, any such services approved by its Chairman shall be presented to the full Audit Committee at its next regularly scheduled meeting.

EXECUTIVE OFFICER COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion & Analysis (“CD&A”) outlines Nucor’s executive compensation philosophy, objectives and processes. It explains how the Compensation and Executive Development Committee (the “Committee”) makes executive compensation decisions, the data used in its deliberations and the reasoning behind the decisions that are made.

Following this CD&A are tables detailing the compensation of our Named Executive Officers (“NEOs” or “Executive Officers”) along with descriptions and other narrative explaining the information in the tables. Also included is a section that presents the potential compensation Executive Officers would receive if they had been terminated on December 31, 2008.

Executive Summary

Nucor pays Executive Officers for results. The executive compensation plans are designed to pay well when performance is outstanding and provide a below market median level of compensation when performance is below Nucor’s peers.

In 2008, despite the economic crisis, Nucor reported record financial results. The executive compensation plans worked as designed in 2008 as the executives were rewarded for strong financial performance in 2008 and the three year period ended in 2008. Stock ownership requirements and the design of the long-term incentives ensure that the executives are significantly exposed to changes in stock price thereby aligning their interests with stockholders.

Because of the potentially difficult 2009 operating environment, Executive Officer salaries have not been increased for 2009.

Compensation Philosophy

Nucor’s executive compensation philosophy is based on and supports the Company’s overall management philosophy. Our philosophy is to:

1.	Hire and retain highly talented and productive people.

2.	Put them in a simple, streamlined organizational structure that allows them to innovate and make quick decisions that affect results.

3.	Pay them for producing results.

Nucor takes an egalitarian approach to providing benefits to its employees. Executive Officers do not enjoy better benefits than other employees. Certain benefits such as Nucor’s Profit Sharing, Scholarship Program, Employee Stock Purchase Plan, Extraordinary Bonus and Service Awards Program are not available to Nucor’s Executive Officers. Our Executive Officers do not receive traditional executive perquisites such as company cars, executive dining rooms or personal use of corporate aircraft.

The Company believes that the compensation provided to its Executive Officers should be commensurate and aligned with the performance of the Company and creation of long-term stockholder value. The key principles guiding Executive Officer compensation are to (1) reward Executive Officers for superior performance, (2) provide team based incentives that reward overall Company performance, and (3) pay guaranteed compensation (meaning those elements of pay, such as base salary and benefits, that are not dependent on performance) that is below the median for similar size industrial and materials companies.

The objectives of our Executive Officer compensation plans are to:

•	Retain the services of our Executive Officers.

•	Motivate our Executive Officers to advance the interests of the Company and build stockholder value.

•	Reward our Executive Officers for their contributions to the success of the Company and to the stockholder value that they help create.

•	Measure the success of the Company through Return on Equity (“ROE”), Return on Average Invested Capital (“ROAIC”) and sales growth.

•	Reward Executive Officers as a team based on overall Company performance.

Executive Officer compensation at Nucor is highly leveraged, meaning that a significant portion of an executive’s potential compensation is variable, because the compensation is earned under incentive plans that are based on the performance of the Company and the value delivered to Nucor’s stockholders. The incentive plans are designed to function in a cyclical environment by measuring performance relative to two performance comparator groups: a group of steel industry competitors and a group of capital intensive companies that were chosen at the time they were added to the peer group for their superior financial performance. The incentive plans are also designed to pay well when performance is high and not pay any incentive if performance is poor. The Company believes that variable compensation plays an important role in Nucor’s financial performance. The Company has earned a profit every year since 1966, through business cycles where peer companies showed losses.

The performance comparator groups are used to benchmark financial performance for incentive plan purposes. They are not used to benchmark compensation.

Base salaries are set below the median of data for similar size industrial and materials companies. Therefore, the Company recognizes the risk that Executive Officers may earn below median levels of compensation when Company performance is below Nucor’s peers; even if an Executive Officer’s individual performance may be superior. This practice has in the past and may in the future result in Executive Officers earning less than their counterparts in other similar size industrial and materials companies.

A portion of the compensation Executive Officers may earn under the incentive plans are stock-based awards that must be held until retirement. The Committee believes the requirement to hold stock-based awards until retirement has been successful in meeting the Company’s objectives of retention and succession planning. All Executive Officers have been with the Company or an acquired company for more than 15 years.

Executive Officers have significant exposure to Nucor’s stock price through direct stock ownership, their target Long-Term Incentive Plan awards and the requirement that Executive Officers hold performance-based restricted stock unit awards until retirement. The Committee believes aligning the long-term interests of Executive Officers with the long-term interests of Nucor’s stockholders in a material way promotes superior long-term performance. It also means if Nucor’s stock price declines, as it did in the fourth quarter of 2008, the Executive Officers’ Nucor stock and their Long-Term Incentive Plan awards and restricted stock units all decline in value.

Incentive Opportunity Levels and Mix of Components of Compensation.    When the current annual and long-term incentive plans were developed and approved by stockholders in 2003 and again in 2008, the Committee established the incentive opportunity levels and mix of compensation components based on a sensitivity analysis which assumed some years of lower performance where no payouts would be earned and some years where maximum payouts would be achieved. This variability was intended to reflect fluctuations in economic activity. The Committee intended that through a multi-year business cycle, total compensation for Executive Officers would be near the median of similar size industrial and materials companies. The Committee periodically reviews actual performance and compares such performance to the parameters identified when the plans were originally established to ensure actual results over time are appropriate.

The annual and long-term incentive plans are designed to work without significant changes over a long time period. For example, minimum, target and maximum incentive plan payouts as a percentage of salary, including mix of cash or stock, were established and approved by stockholders in 2003 and 2008. Therefore, the Committee makes few changes from year to year. The Committee annually reviews the performance comparator peer groups to ensure that the comparator peers meet the plans’ requirements and the criteria the Committee has established for inclusion in the comparator group. In addition, the Committee annually adjusts base salaries (which impact incentive plan opportunities) and sets the threshold and, beginning in 2009, the maximum level of performance under the annual incentive plan. Prior to 2009, the annual incentive plan fixed the maximum performance level at 20% return on equity.

Pursuant to these stockholder-approved plans, the Committee has the right to exercise discretion to reduce an incentive plan payout to ensure that payouts from any incentive plan produce their desired result. The Committee may not exercise discretion to increase a payout. The Committee reviewed the payouts and determined that the incentive plan payouts produced the desired result and therefore it did not exercise any discretion in 2008.

At the time the stockholders approved the plans in 2003, the Committee determined that the mix of base salary and annual and long-term incentives and the incentive opportunities at target and maximum were appropriate to accomplish the goal of paying near the median total compensation of survey data for industrial and materials companies of similar size. The Committee periodically reviews nationally recognized compensation survey data in order to ensure that total compensation remains reasonable. In 2008, the Committee compared Nucor’s Executive Officer compensation to 32 S&P 500 companies that are classified as industrial or materials companies. Based on this review, the Committee believes total compensation, the mix of compensation components, and the target and maximum incentive opportunities are reasonable and consistent with the Committee’s philosophy.

In 2008, the stockholders approved the annual and long-term Executive Officer incentive compensation plans. These plans are similar to those approved by stockholders in 2003. The new plans provide the Committee flexibility in adjusting the range of performance in which an incentive will be paid and the performance measures. For 2008 and 2009, the mix of compensation components, performance measures and levels of incentive opportunity are the same as the past.

Stock Ownership Guidelines.    Executive Officers have an opportunity to earn a significant number of Nucor shares. The Committee believes that requiring Executive Officers to hold a significant number of shares aligns their interests with stockholders and has therefore adopted stock ownership guidelines for Nucor’s Executive Officers. The guideline number of shares ranges from 180,000 shares for the Chief Executive Officer to 90,000 shares for Nucor’s executive vice presidents. The Committee has compared these guidelines to those of other industrial and materials companies of similar size and published surveys and found that the Company’s guidelines are much higher than other companies. Under the guidelines, Executive Officers have five years to achieve ownership of the guideline number of shares. The Committee monitors each Executive Officer’s compliance with the ownership guideline or, if applicable, the Executive Officer’s progress in achieving ownership of the guideline number of shares within five years of being elected an officer. All Nucor Executive Officers were in compliance with the stock ownership guidelines as of December 31, 2008.

Internal Revenue Code Section 162(m).    Internal Revenue Code Section 162(m) limits the amount of compensation paid to certain NEOs that may be deducted by Nucor for federal income tax purposes in any fiscal year to $1,000,000. “Performance-based” compensation that has been approved by Nucor’s stockholders is not subject to the $1,000,000 deduction limit. Nucor’s incentive plans have all been approved by Nucor’s stockholders, and awards under those plans, other than certain time vesting restricted stock units, constitute “performance-based” compensation that is not subject to the Code Section 162(m) deduction limit. The Committee has not adopted a formal policy that all compensation paid to the named executive officers must be deductible.

The David J. Joseph Company (“DJJ”).    On February 29, 2008, Nucor acquired DJJ. Mr. Grass, DJJ’s President and Chief Executive Officer, became a Nucor Executive Vice President when the acquisition of DJJ closed. For 2008, Mr. Grass is a NEO. As part of the acquisition, Nucor entered into an employment agreement with Mr. Grass (described below). Mr. Grass’s employment agreement provides that his compensation for 2008 and 2009 will be equal to the greater of his incentives under Nucor’s plans (subject to certain minimums described below) or what he would have been paid had DJJ’s incentive plans continued. In 2008, Mr. Grass’s compensation under Nucor’s incentive plans was higher than what he would have earned under DJJ’s plans. After 2009, Mr. Grass’s compensation will be based solely on Nucor’s incentive plans (subject to the LTIP award minimums described below).

Compensation Benchmarking

Nucor benchmarks Executive Officer compensation to ensure that the compensation paid to executives is reasonable. Nucor does not set compensation according to benchmark data. Our only formal relationship with benchmark data is to set base salaries below the median.

In 2008, the Committee reviewed two sources of data: (1) nationally recognized compensation survey information and (2) compensation information from a group of 32 industrial and materials companies. The Committee also reviewed performance information that compared Nucor’s financial performance against the 32 companies. Based on the Committee’s review, no changes were made to the Executive Officer compensation plans. The base salaries and total compensation for each of our Executive Officers is below the median for comparable positions at the 32 companies.

The Committee’s compensation consultant assisted the Committee with choosing the 32 industrial and materials companies. Management provided input during the selection process; however, the final decision of which companies to include was made by the Committee. All 47 domestic companies with 2007 revenues between $9 billion and $36 billion (approximately 50% to 200% of Nucor’s 2007 revenues) which were classified as industrial or materials companies were considered for benchmarking. The Committee excluded transportation and industrial services companies from the group due to the dissimilar nature of their business.

The 32 companies are:

3M Company	Honeywell International Inc.	PPG Industries, Inc.
Air Products and Chemicals, Inc.	Huntsman Corporation	Praxair, Inc.
Alcoa Inc.	Illinois Tool Works Inc.	Raytheon Company
Cummins Inc.	International Paper Company	Rohm and Haas Company
Danaher Corporation	ITT Corporation	Terex Corporation
Deere & Company	L-3 Communications	Textron Inc.
E.I. du Pont de Nemours and Company	Masco Corporation	Tyco International Ltd.
Eaton Corporation	Monsanto Company	United States Steel Corporation
Emerson Electric Co.	Northrop Grumman Corporation	Waste Management, Inc.
Freeport-McMoRan Copper & Gold Inc.	Paccar Inc.	Weyerhaeuser Company
General Dynamics Corporation	Parker-Hannifin Corporation

Some of the above 32 companies are included in the performance comparator groups of companies used in the incentive plans (see the discussion on the use of performance comparator peer groups below). However, the 32 companies were chosen based on size and industry while the companies used in the long-term incentives are all steel companies in the case of the Steel Peer Group or high performing in the case of the General Industry Peer Group. The Committee does not benchmark compensation levels and practices against the companies in the Steel Peer Group because most of them are substantially smaller than Nucor. The Committee does not benchmark compensation to companies in the General Industry Peer Group because compensation data from these companies may result in above median benchmark data due to their higher than median performance.

Use of Performance Comparator Peer Groups

The Company believes that performance should be measured both in absolute terms (meaning based on achieving or exceeding performance measures established by the Committee) and relative to peers. Two performance comparator peer groups are used, the Steel Peer Group and the General Industry Peer Group. The Committee sets the performance comparator peer group members at the beginning of each performance period. Since some of the performance periods are as long as three years, it is possible that the performance comparator peer group used for one performance period may differ from the group used in a different performance period.

The performance comparator peer groups for performance periods that began in 2008 are comprised of the following companies:

Steel Peer Group	General Industry Peer Group

AK Steel Holding Corporation	3M Company

Commercial Metals Company	Alcoa Inc.

Gerdau Ameristeel Corporation	Carlisle Companies Incorporated

Quanex Corporation	Caterpillar Inc.

Steel Dynamics, Inc.	Cummins Inc.

United States Steel Corporation	The Dow Chemical Company

Worthington Industries, Inc.	General Dynamics Corporation

Illinois Tool Works Inc.

Ingersoll-Rand Company Limited

Johnson Controls, Inc.

United Technologies Corporation

Vulcan Materials Company

The Committee has used the following criteria for selecting the companies in the performance comparator peer groups:

1.	The Steel Peer Group must be a group of not less than five (5) steel industry competitors.

2.	The General Industry Peer Group must be a group of not less than ten (10) companies in capital intensive industries.

3.	Steel competitors are defined as steel companies with product offerings similar to Nucor’s.

4.	Companies included in the General Industry Peer Group are well respected capital intensive companies that have performed well over a long time period.

The Committee reviews the performance comparator peer groups annually. Companies may be added or dropped from the performance comparator peer groups based on performance or product mix (in the case of the steel peer group). The Committee maintains a list of potential peer group companies and reviews the Company’s performance relative to these potential peer group companies, industry benchmarks and market indexes.

The Committee does not use the performance comparator peer groups for purposes of benchmarking compensation.

Components of Compensation

The Company provides four compensation components:

•	Base salary

•	Annual incentives

•	Long-term incentives

•	Benefits

As described above, these components provide a balanced mix of guaranteed compensation and variable, at-risk compensation with an emphasis on annual and long-term incentives. By providing this balanced compensation portfolio, we provide Executive Officers a reasonable measure of security regarding the minimum level of compensation they are eligible to receive, while motivating them to focus on the business measures that will produce a high level of performance for the Company.

Decisions with regard to the actual amount or value of compensation granted to each executive are based on actual Company performance. Individual performance is not taken into account. Individuals who do not perform are not employed by Nucor.

Base Salary

The Committee’s goal is to set the base salaries of Nucor’s Executive Officers below the median base salary level for comparable positions at industrial and materials companies. The Committee sets base salaries below the median because of the Committee’s desire to orient the Executive Officers’ total pay significantly towards at-risk incentive compensation. As Nucor has grown and annual salary adjustments have lagged behind that of other companies, base salaries have fallen substantially below the median.

For 2008, the CEO recommended Executive Officer salary increases of approximately 2.5%, consistent with the budgeted salary increases for other Nucor employees. While the Committee considers market data important in its decision to adjust base salaries, the Committee also considers the relationship between each Executive Officer’s compensation. The Committee considered the CEO’s suggestions and approved them as proposed. In doing so, the Committee considered the relationship between the Executive Officers’ salaries, the increases for other Nucor employees, recent payouts from incentive plans and the compensation benchmarking discussed above. The Committee increased the CEO’s compensation by approximately 6%. In making the decision to increase the CEO’s salary by more than other Executive Officers, the Committee’s recognized that the CEO’s total compensation was further below median than the other Executive Officers.

Name	Position	2007 Salary		Salary Adjustment	2008 Salary
Daniel R. DiMicco	Chairman, President and Chief Executive Officer	$755,000		6.0%	$800,000

Terry S. Lisenby	Chief Financial Officer, Treasurer and Executive Vice President	$424,200		2.5%	$434,900

John J. Ferriola	Chief Operating Officer of Steelmaking Operations	$424,200	(1)	2.5%	$434,900

Joseph A. Rutkowski	Executive Vice President	$385,700		2.5%	$395,300

(1)	Nucor promoted Mr. Ferriola from Executive Vice President to Chief Operating Officer of Steelmaking Operations effective September 30, 2007. His annual salary rate was increased from $385,700 to $424,200 effective as of that date.

Mr. Grass joined the Company on February 29, 2008 with an annual salary rate of $375,000. In addition, Mr. Grass received a $100,000 sign-on bonus.

Annual Incentives

The Annual Incentive Plan (“AIP”) provides Executive Officers an opportunity to receive annual cash incentive awards based on the Company’s performance. The incentive opportunity, expressed as a percentage of base salary, is the same for all Executive Officers.

An Executive Officer may earn an incentive award under the AIP for each fiscal year of up to a maximum of 300% of the Executive Officer’s base salary:

•

Seventy-five percent of the maximum incentive award or 225% of base salary (75% of 300% = 225%) is earned based on Nucor’s ROE. For 2008, the Committee set the threshold at 7% ROE and the maximum at 20% ROE. If Nucor achieves the threshold ROE, Executive Officers will earn an incentive award equal to 20% of their base salary. If Nucor’s ROE for the fiscal year is 20% or higher, Executive Officers will earn an incentive award equal to the maximum 225% of their base salary. A prorated incentive award is earned for ROE between 7% and 20%.

In 2008, the stockholders approved changes to the AIP which allows the Committee to change the threshold and/or maximum ROE or change the performance measure.

•

The remaining 25% of the maximum annual award available under the AIP or up to 75% of the Executive Officer’s base salary (25% of 300% = 75%) is earned based on Nucor’s net sales growth compared to the net sales growth of members of the Steel Industry Peer Group (identified above) as follows:

Steel Peer Group Rank (1)	Percentage of Performance Award Opportunity	Performance Award Payment (% of Base Salary)
1	100%	75.00%
2	90%	67.50%
3	75%	56.25%
4	60%	45.00%
5	50%	37.50%
6	40%	30.00%
7	25%	18.75%
8	0%	0.00%

(1)	The table represents potential AIP awards for 2008 net sales growth. The peer group for future years may include more or less peer companies. The potential awards are adjusted to reflect the number of peer companies in the group.

Executive Officers may elect to defer up to one-half of their AIP award into Nucor common stock units. The AIP provides an incentive for Executive Officers to defer their AIP awards by providing a grant of additional common stock units equal to 25% of the number of common stock units deferred. An Executive Officer is always vested in the common stock units attributable to the deferred award. The deferral incentive units become vested upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor. The vested common stock units are distributed to the Executive Officer in the form of Nucor common stock following the Executive Officer’s retirement or other termination of employment. Dividend equivalents are paid on deferred incentive units in cash within 30 days of when stockholders are paid.

2008 Performance

Based on Nucor’s 2008 ROE of 26.7% and net sales growth of 42.61% for 2008, Executive Officers earned the maximum award of 225% of base salary for the ROE performance measure and an award of 45% of base salary for the net sales growth performance measure, receiving total incentive compensation under the AIP equal to 270% of base salary.

None of the Executive Officers elected to defer their 2008 AIP awards.

Long-Term Incentives

Long-term incentives are used to balance the short-term focus of the AIP by rewarding performance over multi-year periods and growth in long-term stockholder value. Executive Officers receive long-term incentives in the following forms:

•	Cash and restricted stock through a three-year performance based Long-Term Incentive Plan;

•	Restricted Stock Units (“RSUs”) that vest over time; and

•	RSUs that may be granted if certain levels of ROE are achieved.

The Committee believes that half of the three-year Long-Term Incentive Plan awards should be earned relative to performance as compared to the Steel Peer Group and half earned relative to the General Industry Peer Group. The Committee believes that this plan design provides an incentive to not just perform better than industry competitors, but also other capital intensive companies. The Committee also believes it is appropriate to provide a level of retention through time vesting RSUs with an opportunity to earn more RSUs based on performance that become vested at retirement.

As discussed above, the level of long-term incentive grants were established in 2003 and reaffirmed in 2008 when the plans were approved by stockholders. The Committee benchmarks total compensation to ensure the grant sizes are still competitive and reasonable.

The Long-Term Incentive Plan

Executive Officers earn incentive compensation under the Long-Term Incentive Plan (“LTIP”) based on Nucor’s performance during the LTIP’s performance periods. The performance periods commence every January 1 and last for three years.

The target award under the LTIP for each performance period is a number of shares of Nucor common stock. The target number of shares is determined by dividing 85% of each Executive Officer’s annual base salary rate as of the beginning of the performance period by the closing price of Nucor common stock on the day immediately preceding the first day of the performance period. The maximum award that an Executive Officer may earn under the LTIP is equal to 200% of the target number of shares. Fifty percent (50%) of the LTIP award is based on Nucor’s ROAIC for the performance period relative to the Steel Peer Group based on the table below. The remaining 50% of the award is based on Nucor’s ROAIC for the performance period relative to the General Industry Peer Group based on the table below.

Steel Peer Group (1)		General Industry Peer Group (1)
Rank	Award as a % of Target	Rank	Award as a % of Target
1 or 2	100%	1 or 2	100%
3	75%	3 or 4	75%
4	60%	5 or 6	60%
5	50%	7 or 8	50%
6	40%	9 or 10	40%
7	25%	11	25%
8	0%	12 or 13	0%

(1)	These tables represent the potential awards based on the LTIP performance period that began January 1, 2008. The peer group for other performance periods may include more or less peer companies. The potential awards are adjusted to reflect the number of peer companies in the group.

One-half of each LTIP award is paid in cash and the remainder is paid in restricted stock. Restricted stock vests one-third on each of the first three anniversaries of the award date, or upon the Executive Officer’s attainment of age 55, death or disability while employed by Nucor.

An Executive Officer may defer delivery of the restricted stock portion of an LTIP award until the Executive Officer’s retirement or other termination of employment. Nucor does not provide an incentive for the deferral of LTIP restricted stock awards. Dividend equivalents are paid in cash on deferred restricted stock awards within 30 days of when stockholders are paid.

2008 Performance

Based on Nucor’s ROAIC of 69.23% for the LTIP performance period that began January 1, 2006 and ended December 31, 2008, Executive Officers earned the maximum award of 200% of the number of shares in each Executive Officer’s target LTIP award. The Company paid one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock in March 2009.

The target LTIP award is denominated in shares of Nucor stock at the beginning of each three-year LTIP performance period to expose executive officers to changes in Nucor’s stock price during the performance period. When Nucor’s stock price appreciates during a performance period, the value of the LTIP award made at the end of the performance period increases. If the stock price declines during a performance period, the value of the LTIP award decreases.

As discussed below, Mr. Grass’s employment agreement provides that his LTIP awards for the years ended December 31, 2008, 2009 and 2010 will be no less than the LTIP award made to the executive vice president with the lowest base salary. In 2008, Mr. Grass’s LTIP award would have been less than that awarded to the executive vice president with the lowest base salary. The difference was paid to Mr. Grass in cash in March 2009.

Restricted Stock Units

Beginning in 2006, the Company was required to account for stock options as an expense in its financial statements. The Company considered the financial statement impact of continuing to grant options and decided RSUs provide a better long-term incentive instrument for key employees; therefore, the Company stopped making option grants and began granting RSUs.

The Committee believes that RSUs align Executive Officers with stockholders and provide significant retentive characteristics. Grant levels are based on the historical value of options granted prior to 2006 and periodically reviewed for reasonableness.

Each June 1, a base amount of RSUs is granted to each Executive Officer. One-third of the base amount of RSUs become vested on each of the first three anniversaries of the June 1 award date, or upon the Executive Officer’s retirement (defined below), or death or disability while employed by Nucor.

Additional RSUs (“Performance RSUs”) are granted contingent on the Company’s ROE for the prior fiscal year. Performance RSUs vest upon the Executive Officer’s retirement, or death or disability while employed by Nucor. The threshold ROE required for a grant of Performance RSUs is 5%. The maximum number of Performance RSUs is granted for ROE of 20% or more.

All RSUs are granted each June 1. The total number of RSUs is determined for each Executive Officer position by dividing the dollar amount shown below (prorated for ROE between any of the levels shown below) by the closing price of the Company’s common stock on the last trading day immediately preceding the annual June 1 grant date.

Position	Base Amount of Restricted Stock Units Granted Market Value	Performance Restricted Stock Unit Market Value (Based on Prior Fiscal Year ROE)
		5%	10%	15%	20%
		ROE	ROE	ROE	ROE
Chief Executive Officer	$400,000	$300,000	$600,000	$800,000	$1,000,000
Chief Financial Officer and COO of Steelmaking Operations	100,000	150,000	200,000	300,000	400,000
Executive Vice President	83,333	125,000	166,667	250,000	333,333

Retirement for purposes of the RSUs is defined as Committee-approved retirement upon termination of employment and completion of the following age and service requirements:

Age	65	64	63	62	61	60	59	58	57	56	55
Years of Service	-0-	2	4	6	8	10	12	14	16	18	20

2008 Performance

On June 1, 2008, Executive Officers received the base amount of RSUs and earned the maximum number of Performance RSUs based on Nucor’s ROE of 29.5% in 2007.

Benefits

Executive Officer benefits are limited to benefits provided to all other full-time employees on the same basis and at the same cost as all other full-time employees. Nucor does not provide any tax gross ups.

Employment Agreement – Keith Grass

Nucor entered into an employment agreement (the “Agreement”) with Mr. Grass in connection with the acquisition of DJJ by Nucor. The key terms of the Agreement are:

•

An employment term of February 29, 2008 through December 31, 2011. Upon expiration of the term, Mr. Grass’s employment will continue as an at-will employee on the same basis as Nucor’s other executive officers.

•	Annual salary of $375,000.

•	A sign-on bonus of $100,000.

•	Participation in Nucor’s AIP, LTIP and RSU programs.

•	2008 AIP award calculated as if employed and participating in the AIP commencing January 1, 2008.

•	A minimum LTIP award for the periods ended December 31, 2008, 2009 and 2010 that is no less than the LTIP awarded to the executive vice president with the lowest base salary.

•

Total compensation for 2008 and 2009 will be no less than the total compensation that would have been earned had DJJ’s compensation plans remained in effect based on Mr. Grass’s DJJ base salary of $500,000. For 2008, total compensation under Nucor’s incentive plans was higher than what would have been earned had DJJ’s compensation plans remained in effect.

•	Severance equal to one year of base salary if terminated during the term without cause.

•	Two year non-competition and non-solicitation of DJJ and Nucor employees. The period will be one year if terminated without cause.

Because the Agreement provides that Mr. Grass’s compensation will be no less than the total compensation that would have been earned had DJJ’s compensation plans remained in effect, Nucor must calculate the annual incentive and long-term incentive that would have been earned based on DJJ’s performance.

The DJJ annual incentive was based on achieving a net income target. Mr. Grass’s target bonus opportunity was 100% of base salary.

The DJJ LTIP was based on achieving target ROE. For purposes of this annual calculation, the Agreement provides that the annual DJJ LTIP will be equal to one-third of the target. The target DJJ LTIP award was 100% of base salary.

Post Termination Compensation

The Committee believes that Executive Officers should be provided a reasonable severance benefit in the event an executive is terminated. Severance benefits for Executive Officers reflect the fact that it may be difficult to find comparable employment within a short period of time. Each year, the Committee reviews total compensation, including these post termination compensation benefits to ensure that such amounts remain reasonable.

Non-Compete and Non-Solicitation Agreements

The following description of non-compete and non-solicitation agreements apply to all Executive Officers other than Mr. Grass. Mr. Grass is subject to similar non-compete and non-solicitation restrictions pursuant to his Agreement as described above.

Executive Officers have agreed not to compete with Nucor during the 24-month period following their termination of employment with Nucor for any reason in exchange for monthly cash payments from the Company during the non-competition period. The agreements with the Executive Officers also restrict the disclosure of confidential information and prohibit the Executive Officers from encouraging Nucor customers to purchase steel or steel products from any Nucor competitor or encouraging any Nucor employee to terminate his or her employment with Nucor. Each agreement further provides that any inventions, designs or other ideas conceived by the Executive Officers during their employment with Nucor will be assigned to Nucor.

The amount of each monthly cash payment during the 24-month non-competition period will be equal to the product of 3.36 times the Executive Officer’s highest annual base salary during the twelve months immediately preceding the termination of his employment, divided by twelve. If an Executive Officer who is receiving monthly installment payments dies within twelve months of his date of termination of employment, Nucor will continue to pay his estate the monthly payments only through the end of the first twelve months following termination of his employment. Nucor’s obligation to make the monthly installment payments to an Executive Officer terminates if the Executive Officer dies twelve or more months following termination of his employment.

The non-compete and non-solicitation agreements were first implemented in 1999 to protect Nucor from Executive Officers who left our employment to compete with us and/or recruit our employees. A number of senior employees had left to compete with Nucor. Since these agreements have been implemented, no Executive Officer has left Nucor. The amount of the noncompetition benefit was increased when revised agreements were implemented in 2001 to an amount deemed by the Committee to discourage employees from leaving.

Severance Benefits

The following description of severance benefits applies to all Executive Officers other than Mr. Grass. Mr. Grass may receive severance pursuant to his Agreement as described above.

The Executive Officers are entitled to receive severance payments following termination of employment or their resignation, death or retirement under the Nucor Corporation Severance Plan for Senior Officers and General Managers. The amount of severance payments to be received by a particular Executive Officer or, in the case of his death while employed by Nucor, his estate, will depend upon his age at the time of his termination, resignation, retirement or death and his length of service with Nucor. If the Executive Officer is younger than age 55, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to the greater of (A) one month of his base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary or (B) the value of the total number of his unvested shares of Nucor common stock (including deferred shares) granted under the LTIP. If the Executive Officer is age 55 or older, the Executive Officer, or his estate, will be entitled to receive a severance payment equal to one month of base salary for each year of service to Nucor with a minimum severance payment of six months’ base salary.

Change in Control Benefits

Prior to February 18, 2009, Nucor did not provide any Executive Officer with change in control benefits other than accelerated vesting of previously granted RSUs. If an Executive Officer was terminated following a change in control, the Executive Officer would receive severance and non-compete payments pursuant to the agreements described above. Executive Officers are responsible for taxes on all payments; no gross ups are provided.

Post Termination Payments Summary

The following is a summary of the severance and non-compete payments that would have been payable to the Executive Officers if their employment had terminated on December 31, 2008.

Name of Executive Officer	Executive Benefits and Payments Upon Termination	Voluntary Termination	Retirement (1)	Involuntary Not for Cause Termination	For Cause Termination	Disability	Death	Change In Control
Daniel R. DiMicco	Non-compete - cash	$5,376,000	$5,376,000	$5,376,000	$5,376,000	$5,376,000	$—	$5,376,000
	Severance - cash	1,743,014	1,743,014	1,743,014	—	1,743,014	1,743,014	1,743,014
	Vesting of restricted stock	—	2,725,800	—	—	2,725,800	2,725,800	2,725,800
	Benefits and perquisites	—	—	—	—	—	—	—

	Total	$7,119,014	$9,844,814	$7,119,014	$5,376,000	$9,844,814	$4,468,814	$9,844,814

Terry S. Lisenby	Non-compete - cash	$2,922,528	$2,922,528	$2,922,528	$2,922,528	$2,922,528	$—	$2,922,528
	Severance - cash	844,679	844,679	844,679	—	844,679	844,679	844,679
	Vesting of restricted stock	—	1,008,269	—	—	1,008,269	1,008,269	1,008,269
	Benefits and perquisites	—	—	—	—	—	—	—

	Total	$3,767,207	$4,775,476	$3,767,207	$2,922,528	$4,775,476	$1,852,948	$4,775,476

John J. Ferriola	Non-compete - cash	$2,922,528	$2,922,528	$2,922,528	$2,922,528	$2,922,528	$—	$2,922,528
	Severance - cash	647,981	647,981	647,981	—	647,981	647,981	647,981
	Vesting of restricted stock	—	—	—	—	891,660	891,660	891,660
	Benefits and perquisites	—	—	—	—	—	—	—

	Total	$3,570,509	$3,570,509	$3,570,509	$2,922,528	$4,462,169	$1,539,641	$4,462,169

Keith B. Grass	Non-compete - cash	$—	$—	$—	$—	$—	$—	$—
	Severance - cash	—	—	375,000	—	—	—	375,000
	Vesting of restricted stock	—	—	—	—	257,334	257,334	257,334
	Benefits and perquisites	—	—	—	—	—	—	—

	Total	$—	$—	$375,000	$—	$257,334	$257,334	$632,334

Joseph A. Rutkowski	Non-compete - cash	$2,656,416	$—	$2,656,416	$2,656,416	$2,656,416	$—	$2,656,416
	Severance - cash	1,661,629	—	1,661,629	—	659,194	659,194	1,661,629
	Vesting of restricted stock	—	—	—	—	2,501,869	2,501,869	840,239
	Benefits and perquisites	—	—	—	—	—	—	—

	Total	$4,318,045	$—	$4,318,045	$2,656,416	$5,817,479	$3,161,063	$5,158,284

(1)	Mr. Grass and Mr. Rutkowski were not retirement-eligible as of December 31, 2008.

On February 18, 2009, the Committee approved a number of changes to the Company’s incentive and severance plans following the Committee’s review of the potential payments employees would receive if terminated in connection with a change in control of the Company.

Nucor’s compensation plans are highly leveraged, meaning that a significant portion of an executive’s potential compensation is variable, and reward participants for performance over one and three year performance periods. The incentive plans generally do not address how a change in control of the Company would affect the performance measures or periods or how a participant would be treated in the event of a termination.

The Committee determined that it is appropriate to provide certainty as to what employees would receive in the event of a change in control and approved the following changes to the Company’s incentive and severance plans. The changes do not result in executives receiving severance benefits in excess of three times their annual compensation or provide an excise tax gross up for any payments that would be considered excess parachute payments under Section 280G of the Internal Revenue Code.

•

Severance – If terminated within 24 months of a change in control, Executive Officers participating in the Company’s severance plan would receive a severance payment equal to a base amount multiplied by 3 in the case of the Chief Executive Officer, 2.5 in the case of the Chief Operating Officer of Steelmaking Operations and the Chief Financial Officer, and 2 in the case of any other executive vice president. The base amount is the sum of the Executive Officer’s base salary plus the greater of target or the three-year average actual award under the AIP, plus the greater of target or the most recent award under the LTIP. The target awards under the AIP and the LTIP are equal to 50% of each plan’s maximum award payout. In addition, the Executive Officers participating in the Company’s severance plan would receive 36 months of medical, dental and life insurance continuation.

•

Nucor Annual Incentive Plan – For the year in which a change in control occurs, the AIP award will be no less than an award equal to the greater of actual performance through the change in control or target performance, in each case pro-rated through the date of the Executive Officer’s termination of employment.

•

Prorated Long-Term Incentive Plan Award – The LTIP performance periods in progress on the date of the change in control will be terminated and awards will be paid based on a pro-rated basis through the date of the change in control in an amount equal to the greater of actual or target performance.

•	Acceleration of Unvested Equity – All unvested equity awards under the AIP and the LTIP, including deferred shares, will vest upon a change in control.

•

Restricted Stock Units – If terminated within 24 months of a change in control, Executive Officers would receive a payment equal to the sum of the value of the RSUs that would have been granted in the year of termination based on the prior year’s performance (if not granted prior to the date of termination) and the value of the RSUs that would normally be granted the following year for performance during the year of the Executive Officer’s termination.

•

Excess Parachute Payments – If any payments or benefits would be considered excess parachute payments under Section 280G of the Internal Revenue Code, the payments or benefits would be reduced to the Section 280G safe harbor amount if the reduction results in a larger net benefit to the Executive Officer.

Summary Compensation Table

The table below describes the total compensation paid to our Executive Officers in 2008.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (2)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(i)	(j)
Daniel R. DiMicco Chairman, President and Chief Executive Officer	2008 2007 2006	800,000 755,000 725,000	— — —	2,120,918 3,904,891 5,694,567	— — 121,760	2,160,000 2,010,188 2,011,875	3,875 2,786 2,704	5,084,793 6,672,865 8,555,906

Terry S. Lisenby Chief Financial Officer, Treasurer and Executive Vice President	2008 2007 2006	434,900 424,200 413,900	— — —	902,152 1,925,977 3,345,347	— — 60,874	1,174,230 1,129,433 1,148,573	3,875 3,467 3,352	2,515,157 3,483,077 4,972,046

John J. Ferriola Chief Operating Officer of Steelmaking Operations	2008 2007 2006	434,900 395,510 376,300	— — —	1,180,487 1,950,121 2,629,371	— — 50,730	1,174,230 1,053,044 1,044,233	3,875 3,875 3,750	2,793,492 3,402,550 4,104,384

Keith B. Grass Executive Vice President	2008 2007 2006	312,500 — —	100,000 — —	824,443 — —	— — —	1,012,500 — —	15,333 — —	2,264,776 — —

Joseph A. Rutkowski Executive Vice President	2008 2007 2006	395,300 385,700 376,300	— — —	1,308,819 1,847,659 2,169,566	— — 50,730	1,067,310 1,026,926 1,044,233	3,875 3,875 3,750	2,775,304 3,264,160 3,644,579

(1)	Stock and option awards are the dollar amounts recognized for financial statement reporting purposes with respect to the fiscal year in accordance with SFAS No. 123 (R), “Share-Based Payment,” and include awards granted in prior periods. Our policy and assumptions made in the valuation of share-based payments are contained in notes 2 and 15 of Item 15 of our Annual Report on Form 10-K.

(2)	For all Executives Officers other than Mr. Grass, the amount shown in the All Other Compensation column represents matching contributions to Nucor’s 401(k) retirement savings plan. For Mr. Grass, the amount shown represents company contributions to the DJJ defined contribution plan.

Grants of Plan Based Awards Table

The table below presents the RSUs awarded June 1, 2008, the possible payouts under Nucor’s AIP for 2008 and LTIP for the performance periods beginning in 2008, and the actual awards earned under the LTIP for the performance periods ending in 2008 for each Executive Officer.

Name	Grant Date	Committee Approval Date	Plan	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)
				Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)			(c)	(d)	(e)	(f)	(g)	(h)	(i)	(l)
Daniel R. DiMicco	6/1/08	5/9/08	RSP(1)							18,715	1,399,882	(7)
			AIP(2)	150,000	2,130,000	2,400,000
	1/1/08	12/5/07	LTIP(3)				2,871	11,483	22,966		680,023	(8)
	1/1/06	12/5/05	LTIP(4)							36,944	1,706,813	(9)

Terry S. Lisenby	6/1/08	5/9/08	RSP(1)							6,683	499,888	(7)
			AIP(2)	81,544	1,157,921	1,304,700
	1/1/08	12/5/07	LTIP(3)				1,561	6,242	12,484		369,651	(8)
	1/1/06	12/5/05	LTIP(4)							21,092	974,450	(9)

John J. Ferriola	6/1/08	5/9/08	RSP(1)							6,683	499,888	(7)
			AIP(2)	81,544	1,157,921	1,304,700
	1/1/08	12/5/07	LTIP(3)				1,561	6,242	12,484		369,651	(8)
	1/1/06	12/5/05	LTIP(4)							19,174	885,839	(9)

Keith B. Grass	6/1/08	5/9/08	RSP(1)							5,570	416,636	(7)
			AIP(2)	70,313	998,438	1,125,000
	2/29/08	2/20/08	LTIP(3)				1,271	5,083	10,166		328,209	(10)
	2/29/08	2/20/08	LTIP(5)				1,240	4,958	9,916		320,138	(10)
	2/29/08	2/20/08	LTIP(6)				1,981	7,924	15,848	15,848	732,178	(9)

Joseph A. Rutkowski	6/1/08	5/9/08	RSP(1)							5,570	416,636	(7)
			AIP(2)	74,119	1,052,486	1,185,900
	1/1/08	12/5/07	LTIP(3)				1,419	5,674	11,348		336,014	(8)
	1/1/06	12/5/05	LTIP(4)							19,174	885,839	(9)

(1)	Represents restricted stock units awarded June 1, 2008 under the Restricted Stock Unit Plan (“RSP”).

(2)	The Executive Officers were eligible to earn a range of performance-based payments under the AIP for the Company’s performance during 2008. The threshold and maximum amounts shown are equal to 18.75% and 300%, respectively, of each Executive Officer’s base salary. The AIP does not have a target award. The target amounts shown are equal to the AIP award for 2007 performance of 266.25% of base salary. For the 2008 performance period, the Executive Officers earned awards of 270% of base salary under the AIP. The dollar amounts of those awards are presented in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Represents the range of performance-based awards that may be earned under the LTIP for the 2008-2010 performance period. The awards, if any, will be made in March 2011. The grant date fair value is calculated by multiplying the fair market value of Nucor stock on the grant date by the target number of shares.

(4)	Represents the award earned under the LTIP for the 2006-2008 performance period. The awards were made in March 2009.

(5)	Represents the range of performance-based awards that may be earned under the LTIP for the 2008-2009 performance period. The awards, if any, will be made in March 2010. The grant date fair value is calculated by multiplying the fair market value of Nucor stock on the grant date by the target number of shares.

(6)	Represents the range of performance-based awards that may be earned and the actual award earned under the LTIP for the 2008 performance period. The awards were made in March 2009.

(7)	The Awards have been valued using the May 30, 2008 closing stock price of $74.80.

(8)	The Awards have been valued using the December 31, 2007 closing stock price of $59.22.

(9)	The Awards in column (i) have been valued using the December 31, 2008 closing stock price of $46.20.

(10)	The Awards have been valued using the February 29, 2008 closing stock price of $64.57.

Non-Equity Incentive Plan Awards

Under the AIP, a senior officer, including all NEOs, may earn a non-equity incentive award for each fiscal year of up to a total of 300% of the senior officer’s base salary. For a description of the AIP, please refer to “Annual Incentives” section of the CD&A. The AIP has no stated target. If Nucor’s performance had been the same as the prior year (2007), a senior executive would have earned an AIP award of 266.25% of base salary. When an incentive plan has no stated target performance level, we are required to report as “Target” in column (d) of the table an amount based on the prior year’s performance. Therefore, the amounts listed in column (d) of the table under “Target” reflect an AIP award of 266.25% of base salary. Actual performance for the period ended December 31, 2008 resulted in an AIP award of 270.00% of base salary.

Equity Incentive Plan Awards

Restricted Stock Unit Plan (“RSP”)

Each year, on or about June 1, participants are granted a threshold or base amount of RSUs as long as Nucor’s earnings for the prior fiscal year are positive. An additional amount of restricted stock units may be granted based on Nucor’s ROE for the prior year. The base award vests annually over the three-year period following the date of grant. The ROE-based award vests at retirement. In 2006, Nucor’s ROE exceeded the maximum performance goal and the executive officers received awards for both earnings and ROE performance. The RSUs were granted on June 1, 2008 and are reported in column (i).

Long Term Incentive Plan (“LTIP”)

The ranges of potential grants for the performance periods beginning in 2008 are reported in columns (f), (g) and (h). The Company pays one-half of the LTIP award in cash and the other half in the form of restricted shares of Nucor’s common stock. The number of shares is determined at the beginning of the performance period. For a description of the LTIP, please refer to “Long-term Incentives” section of the CD&A.

The LTIP payouts for the performance periods ending in 2008 are reported in columns (i) and (l). Actual performance for the LTIP performance period ending December 31, 2007 resulted in cash payments and awards of restricted shares on March 10, 2008 as follows:

	Shares Issued (#)	Cash Paid ($)
Daniel R. DiMicco	22,973	1,360,465
Terry S. Lisenby	13,118	776,886
John J. Ferriola	11,926	706,295
Joseph A. Rutkowski	11,926	706,295

Mr. Grass commenced participation in the LTIP upon the closing of the acquisition of DJJ on February 29, 2008. He was not a participant in the LTIP for the performance period ending December 31, 2007.

One-third of the restricted shares issued on March 10, 2008 will become vested upon each of the first three anniversaries of the issuance date, or upon the senior officer’s attainment of age 55, death or disability while employed by Nucor. Pursuant to SFAS No. 123(R), these shares were granted at the beginning of the performance period, January 1, 2005, and are therefore not reported in the Grants of Plan Based Awards Table.

Outstanding Equity Awards at Fiscal Year-End Table

The table below shows the equity holdings for each Executive Officer on December 31, 2008.

Prior to 2006, stock option awards were granted to all key employees, including Executive Officers, under Nucor’s Incentive Stock Option Plans. All outstanding options under the Incentive Stock Option Plans are currently exercisable and expire seven years after the grant date.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (9)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (9)
(a)	(b)	(e)	(f)	(g)		(h)	(i)		(j)
Daniel R. DiMicco	20,790	28.86	8/31/12	59,000	(1)	2,725,800	17,224	(2)	795,749
	19,524	30.73	2/29/12				23,482	(3)	1,084,868
	9,796	12.25	8/31/09

	50,110

Terry S. Lisenby	—	—		21,824	(4)	1,008,269	9,363	(2)	432,571
							13,194	(3)	609,563

John J. Ferriola	8,662	28.86	8/31/12	19,300	(5)	891,660	9,363	(2)	432,571
	8,134	30.73	2/29/12				11,996	(3)	554,215
	12,700	19.68	8/31/11
	15,432	16.20	2/28/11
	19,496	12.82	8/31/10
	11,920	12.25	8/31/09
	10,200	14.31	2/28/09

	86,544

Keith B. Grass	—	—		5,570	(6)	257,334	7,625	(2)	352,275
							9,915	(7)	458,073

Joseph A. Rutkowski	7,620	19.68	8/31/11	54,153	(8)	2,501,869	8,511	(2)	393,208
							11,996	(3)	554,215

(1)	Represents RSUs granted June 1, 2006, June 1, 2007 and June 1, 2008 vesting as follows: 6,289 units vesting on June 1, 2009; 3,756 units vesting on June 1, 2010; 1,783 units vesting on June 1, 2011; and 47,172 units vesting upon Mr. DiMicco’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(2)	Represents the expected number of restricted shares earned under the LTIP for the 2008-2010 performance period valued using the December 31, 2008 closing stock price. The expected number of restricted shares earned has been calculated based on performance through December 31, 2008.

(3)	Represents the expected number of restricted shares earned under the LTIP for the 2007-2009 performance period valued using the December 31, 2008 closing stock price. The expected number of restricted shares earned has been calculated based on performance through December 31, 2008.

(4)	Represents RSUs granted June 1, 2006, June 1, 2007 and June 1, 2008 vesting as follows: 1,571 units vesting on June 1, 2009; 939 units vesting on June 1, 2010; 446 units vesting on June 1, 2011; and 18,868 units vesting upon Mr. Lisenby’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(5)	Represents RSUs granted June 1, 2006, June 1, 2007 and June 1, 2008 vesting as follows: 1,384 units vesting on June 1, 2009; 856 units vesting on June 1, 2010; 446 units vesting on June 1, 2011; and 16,614 units vesting upon Mr. Ferriola’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(6)	Represents RSUs granted June 1, 2008 vesting as follows: 371 units vesting on June 1, 2009; 371 units vesting on June 1, 2010; 372 units vesting on June 1, 2011; and 4,456 units vesting upon Mr. Grass's retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee.

(7)	Represents the expected number of restricted shares earned under the LTIP for the 2008-2009 performance period valued using the December 31, 2008 closing stock price. The expected number of restricted shares earned has been calculated based on performance through December 31, 2008.

(8)	Represents RSUs granted June 1, 2006, June 1, 2007 and June 1, 2008 vesting as follows: 1,310 units vesting on June 1, 2009; 782 units vesting on June 1, 2010; 372 units vesting on June 1, 2011; and 15,723 units vesting upon Mr. Rutkowski’s retirement as defined in the CD&A with the prior approval of the Compensation and Executive Development Committee. Also represents shares of restricted stock issued in 2006, 2007 and 2008 vesting as follows: 20,766 vesting on March 10, 2009; and 15,200 shares vesting on December 23, 2009 upon Mr. Rutkowski's attainment of age 55.

(9)	The awards have been valued using the December 31, 2008 closing price of $46.20.

Options Exercised and Stock Vested Table

The table below presents the stock options exercised by each Executive Officer in 2008. Stock awards vesting in 2008 are comprised of restricted stock granted under the LTIP for the performance periods ending on December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007 and restricted stock units issued in 2006 and 2007. Under the LTIP, awards vest over a three-year period unless the executive is age 55 or older, dies or becomes disabled. In 2008, Messrs. DiMicco, Lisenby and Ferriola were over the age of 55 and became fully vested upon grant in the restricted shares awarded for the three-year performance period ending December 31, 2007.

	Option Awards		Stock Awards
Name of Executive Officer	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Daniel R. DiMicco	9,808	390,971	27,480	1,883,896
Terry S. Lisenby	16,692	615,159	14,244	967,460
John J. Ferriola	8,988	394,155	12,865	873,215
Keith B. Grass	—	—	—	—
Joseph A. Rutkowski	13,332	113,680	27,272	1,843,238

REPORT OF THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

The Compensation and Executive Development Committee has reviewed and discussed the Compensation Discussion and Analysis with management of the Company. Based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

THE COMPENSATION AND EXECUTIVE DEVELOPMENT COMMITTEE

Victoria F. Haynes, Chairman

Peter C. Browning

Clayton C. Daley, Jr.

Harvey B. Gantt

James D. Hlavacek

Bernard L. Kasriel

Christopher J. Kearney

John J. Walker

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information regarding shares of Nucor’s common stock that may be issued under Nucor’s equity compensation plans as of December 31, 2008.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted average exercise price of outstanding options, warrants and rights (b)(3)	Number of securities remaining available for future issuance under equity compensation plans (c)
Equity compensation plans approved by stockholders (1)	3,076,283	(2)	$20.77	18,999,613	(4)
Equity compensation plans not approved by stockholders (5)	27,130		22.29	—	(6)

	3,103,413		$20.80	18,999,613

(1)	Includes the AIP, the LTIP, the 1997 Key Employees Incentive Stock Option Plan (the “1997 Plan”) and the 2005 Stock Option and Award Plan (the “2005 Plan”). The 2005 Plan was approved by Nucor stockholders at the 2005 annual meeting. The 2005 Plan replaced and superseded the 2003 Key Employees Incentive Stock Option Plan (the “2003” Plan) and the 2001 Non-Employee Director Equity Plan (the “Non-Employee Director Plan”) provided that any awards made under the 2003 Plan and the Non-Employee Director Equity Plan prior to the 2005 annual meeting remain outstanding in accordance with their terms. The 2003 Plan was approved by Nucor’s stockholders at the 2003 annual meeting.

(2)	Includes 65,249 deferred stock units awarded and outstanding under the AIP; 286,348 deferred stock units awarded and outstanding under the LTIP; 686,520 stock options awarded and outstanding under the 1997 Plan; a total of 584,910 stock options awarded and outstanding under the 2005 Plan and the 2003 Plan; and 1,453,256 RSUs awarded and outstanding under the 2005 Plan.

(3)	Weighted average exercise price of awarded and outstanding options; excludes deferred stock units and RSUs.

(4)	Represents 1,987,041 shares available under the AIP and LTIP, no shares available under the 1997 Plan or the 2003 Plan and 17,012,572 shares available under the 2005 Plan.

(5)	Represents outstanding stock options awarded before the 2005 annual meeting under the Non-Employee Director Plan.

(6)	No additional options will be awarded under the Non-Employee Director Plan.

Material Features of Equity Compensation Plan Not Approved by Stockholders

Non-Employee Director Plan.    Prior to 2006, directors who are not employees were granted options semi-annually. The exercise price of the options is equal to the market value of Nucor common stock on the date of grant. The options became exercisable six months after the grant date and expire seven years after the grant date.

No options have been awarded under this Plan since March 2005, and no additional options will be awarded under this Plan.

PROPOSAL 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends a vote FOR the proposal.

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the independent registered public accounting firm of Nucor for the fiscal year ending December 31, 2009. PricewaterhouseCoopers LLP has acted in such capacity for Nucor since 1989. Representatives of PricewaterhouseCoopers LLP are expected to be present at the annual meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Stockholder ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm is not required by our bylaws or otherwise. The Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification and will reconsider whether to retain PricewaterhouseCoopers LLP if the stockholders fail to ratify the Audit Committee’s selection. In addition, even if the stockholders ratify the selection of PricewaterhouseCoopers LLP, the Audit Committee may in its discretion appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that a change is in the best interests of Nucor.

Nucor’s Board of Directors recommends a vote FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2009. Unless otherwise specified, proxies will be voted FOR the proposal.

PROPOSAL 3

STOCKHOLDER PROPOSAL

We have been notified that the United Brotherhood of Carpenters Pension Fund (the “Union”) intends to present the proposal set forth below for consideration at the Annual Meeting. The address and number of the Company’s shares held by the Union will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Nucor’s Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Director Election Majority Vote Standard Proposal

Resolved:    That the shareholders of Nucor Corporation (“Company”) hereby request that the Board of Directors initiate the appropriate process to amend the Company’s governance documents (certificate of incorporation or bylaws) to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement:    In order to provide shareholders a meaningful role in director elections, our Company’s director election vote standard should be changed to a majority vote standard. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be elected. The standard is particularly well-suited for the vast majority of director elections in which only board nominated candidates are on the ballot. We believe that a majority vote standard in board elections would establish a challenging vote standard for board nominees and improve the performance of individual directors and entire boards. Our Company presently uses a plurality vote standard in all director elections. Under the plurality vote standard, a nominee for the board can be elected with as little as a single affirmative vote, even if a substantial majority of the votes cast are “withheld” from the nominee.

In response to strong shareholder support for a majority vote standard in director elections, a strong majority of the nation’s leading companies, including Intel, General Electric, Motorola, Hewlett-Packard, Morgan Stanley, Wal-Mart, Home Depot, Gannett, Marathon Oil, and Safeway have adopted a majority vote standard in company bylaws or articles of incorporation. Additionally, these companies have adopted director resignation policies in their bylaws or corporate governance policies to address post-election issues related to the status of director nominees that fail to win election.

However, our Company has responded only partially to the call for change, simply adopting a post-election director resignation policy that sets procedures for addressing the status of director nominees that receive more “withhold” votes than “for” votes. The plurality vote standard remains in place.

We believe that a post-election director resignation policy without a majority vote standard in Company bylaws or articles is an inadequate reform. The critical first step in establishing a meaningful majority vote policy is the adoption of a majority vote standard. With a majority vote standard in place, the Board can then consider action on developing post-election procedures to address the status of directors that fail to win election. A majority vote standard combined with a post-election director resignation policy would establish a meaningful right for shareholders to elect directors, and reserve for the Board an important post-election role in determining the continued status of an unelected director. We feel that this combination of the majority vote standard with a post-election policy represents a true majority vote standard.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors recommends a vote AGAINST this proposal. The Union presented substantially similar proposals at each of the last three annual meetings of Nucor stockholders. On each occasion Nucor’s stockholders defeated the proposal. We continue to believe that Nucor’s current director election policies are in the best interests of our stockholders and do not need to be changed. In fact, our current director election policies produce a result that is substantially similar to what would be produced under the proposal’s majority vote standard while avoiding the problems associated with adopting a majority vote standard. We ask our stockholders once again to recognize the benefits of Nucor’s current director election policies and to reject this proposal.

Nucor has already implemented policies that address the substance of the Union’s concerns about giving stockholders a meaningful role in the director election process. Nucor’s Corporate Governance Principle increases director accountability and substantially replicates the results that would be achieved by using majority voting but does so without the risks associated with adopting a majority voting standard. Our Governance Principle, which is set forth elsewhere in this proxy statement under the heading “Election of Directors,” provides that any nominee for director in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation for consideration by the Governance and Nominating Committee. As the Union acknowledges, our Governance Principle gives the Board of Directors appropriate flexibility to deal with the complex issue of how to respond if a Nucor director in an uncontested election receives a greater number of votes “withheld” from his or her election than votes “for” such election. Recent amendments to the Delaware General Corporation Law enhancing the enforceability of director resignations (by allowing them to be made effective upon the happening of a future event, coupled with authority to make them irreversible) have served to strengthen the efficacy of our Governance Principle.

A Task Force of the American Bar Association Committee on Corporate Law studied the benefits and detriments associated with a majority vote standard for the election of directors, and decided not to recommend a majority voting standard for directors, stating:

“The Committee believes that it is not advisable to alter the existing plurality default rule. Although the Committee is mindful of the criticisms of plurality voting, the Committee is currently persuaded that the potential negative consequences of failed elections, combined with the uncertainty of applying an untested voting standard as the default rule for public corporations, warrants the retention of the plurality voting rule.”

Retaining the plurality vote standard, which is still used by numerous public companies in the United States, is also particularly advisable in Nucor’s case because its stockholders have the ability to express their preferences by cumulating their votes. Cumulative voting, which most public companies do not allow, gives Nucor’s stockholders unique leverage in voting on the election of directors. It allows stockholders to cast all of their available votes in director elections for a single director nominee, thereby enhancing the voting power of minority stockholders. The Nucor Governance Principle, unlike the proposal, has the benefit of not interfering with cumulative voting in director elections. While the rules governing director elections are well understood when cumulative voting rights are exercised under a plurality vote standard, cumulative voting under a majority vote standard presents technical and legal issues for which there is no precedent. These difficulties have led the American Bar Association Committee on Corporate Laws and a wide range of commentators to conclude that majority voting should not apply to public companies that allow cumulative voting. The states of California and Washington have also concluded that majority voting should not be available to public companies that permit cumulative voting. If this majority voting proposal is approved by stockholders, Nucor may need to eliminate the cumulative voting feature. We believe that such a change would be detrimental to the ability of Nucor’s minority stockholders to have their voice heard in director elections.

The Union argues that under the plurality vote standard a director could be elected with “a single affirmative vote, even if a substantial majority of the votes cast are ‘withheld’ from the nominee.” However, that remote, theoretical possibility does not accurately reflect the actual results experienced by Nucor using the plurality standard for director elections. In the past five years, Nucor directors have, on average, received from our stockholders the affirmative vote of 98.20% of the shares voted in director elections. In fact, no director nominee has received less than 95.96% of the votes cast.

The Union’s proposal makes a generic, one-size-fits all argument with respect to director elections. This approach is neither necessary nor appropriate for Nucor. Under the current plurality vote standard, Nucor’s stockholders have consistently and overwhelmingly elected a Board comprised of highly qualified directors from diverse backgrounds. Adoption of the Union’s proposal would do nothing to improve the functioning of Nucor’s current election policies but would add the new risks of instability and uncertainty inherent in the untested and unproved majority election standard.

For the foregoing reasons, your Board recommends a vote AGAINST this proposal.

PROPOSAL 4

STOCKHOLDER PROPOSAL

We have been notified that Gerald R. Armstrong (the “Proponent”) intends to present the proposal set forth below for consideration at the Annual Meeting. The address and number of the Company’s shares held by the Proponent will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Nucor’s Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

RESOLUTION

That the shareholders of NUCOR CORPORATION request it (sic) Board of Directors to take the steps necessary to eliminate classification of terms of the Board of Directors to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of the previously-elected Directors.

STATEMENT

The proponent believes the election of directors is the strongest way that shareholders influence the directors of any corporation. Currently, our board of directors is divided into three classes with each class serving three-year terms. Because of this structure, shareholders may only vote for one-third of the directors each year. This is not in the best interest of shareholders because it reduces accountability.

Xcel Energy Inc., Devon Energy Corporation, ConocoPhillips, ONEOK, Inc. CenterPoint Energy, Inc., Hess Corporation have adopted this practice and it has been approved by shareholders at CH Energy Group, Inc., Central Vermont Public Service Corporation, Black Hills Corporation, Spectra Energy Corp., and several others, upon presentation of a similar resolution by the proponent during 2008. The proponent is a professional investor who has studied this issue carefully.

The performance of our management and our Board of Directors is now being more strongly tested due to economic conditions and the accountability for performance must be given to the shareholders whose capital has been entrusted in the form of share investments.

A study by researchers at Harvard Business School and the University of Pennsylvania’s Wharton School titled “Corporate Governance and Equity Prices” (Quarterly Journal of Economics, February, 2003), looked at the relationship between corporate governance practices (including classified boards) and firm performance. The study found a significant positive link between governance practices favoring shareholders (such as annual directors election) and firm value.

While management may argue that directors need and deserve continuity, management should become aware that continuity and tenure may be best assured when their performance as directors is exemplary and is deemed beneficial to the best interests of the corporation and its shareholders.

The proponent regards as unfounded the concern expressed by some that annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by shareholders. In the unlikely event that shareholders do vote to replace all directors, such a decision would express dissatisfaction with the incumbent directors and reflect the need for change.

If you agree that shareholders may benefit from greater accountability afforded by annual election of all directors, please vote “FOR” this proposal.

Board of Directors’ Statement in Opposition to the Proposal

Nucor, like the Proponent, is committed to good corporate governance. Unlike the Proponent, however, we believe that good governance requires a board with continuity, independence and leverage over unfair takeovers. Our classified Board ensures the stability and continuity of Nucor’s successful business strategy, enhances the independence of the Board, and encourages potential acquirers to engage with the Board to ensure that any takeover transaction would be fair and value-creating for all stockholders. For these compelling reasons, Nucor opposes this proposal to declassify our Board of Directors.

Recent Study Urges Caution for Proponents of Declassification.    In contrast to the study cited by the Proponent, the authors of a more recent study entitled “Board Classification and Managerial Entrenchment: Evidence from the Market for Corporate Control” (Journal of Financial Economics, March 2008), caution that moves to declassify corporate boards may be premature: “[W]e suggest a more circumspect policy approach be adopted by some governance practitioners and academics whose recent calls for the abolition of this common governance provision seem unwarranted and potentially damaging for shareholders.”

Stability and Continuity.    The classified structure of Nucor’s Board promotes stability and continuity in our Company’s leadership. The directors’ three-year staggered terms ensure that, at any given time, there is a core group of directors serving who are familiar with Nucor, its business, and its strategic goals. This stability and continuity encourage the long-term strategic planning that drives the Company’s success. We believe that experienced directors who are knowledgeable about Nucor and its business environment are a valuable resource that should not cavalierly be put at risk. Our classified Board benefits stockholders by capturing this institutional knowledge. Moreover, directors elected to three-year terms are in a far better position than annually elected directors to facilitate the Company’s long-term strategic planning. Finally, if annual director elections were to be coupled with the majority voting standard that Nucor stockholders are being asked to vote on for the fourth time, Nucor would annually face the possibility that a failed election would leave it without any directors.

Enhanced Board Independence.    Board classification enhances director independence from both other directors and management. Classification protects internal director independence by insulating directors from the need to seek annual renomination by their director colleagues. This frees directors to voice concerns openly and to oppose special interest groups whose goals conflict with the long-term interests of stockholders. We believe that the classification of our Board is essential to maintaining its open and productive atmosphere. Classified boards also ensure that sufficient expertise and institutional knowledge are retained within the board from year to year in order to provide an independent and healthy oversight of management. Our classified Board structure ensures that directors with experience and operational knowledge of Nucor are always in a position to oversee the Company’s operations.

Leverage in Negotiations with Potential Acquirers.    Our classified Board protects stockholders from unsolicited takeover proposals at unfair prices. Because approximately one-third of Nucor’s directors are elected at any annual meeting of stockholders, at least two annual meetings would be required to effect a change in control of Nucor’s Board. This protects against the abusive takeover tactic of seizing control of the Board at one annual meeting in order to approve a sale of the Company at an unfair value. Board classification gives our directors the time and leverage necessary to evaluate the adequacy and fairness of any takeover proposal, to consider alternative proposals, and to ultimately negotiate the best result for all of our stockholders. While classification provides leverage against unfair takeover proposals, it does not prevent unsolicited takeover attempts. Potential acquirers remain free to make a tender offer to the stockholders of Nucor, and they remain free to negotiate with the Board to determine fair and adequate terms of any acquisition.

Accountability of Directors.    Our classified Board remains accountable to Nucor’s stockholders. At each annual meeting, approximately one-third of Nucor’s directors stand for election by the stockholders. These elections present stockholders with the opportunity to evaluate the performance of their Board and to voice their support for or dissatisfaction with the directors standing for election. No director escapes stockholder scrutiny simply because he or she is elected for a three-year term instead of a one-year term. Additionally, your Company has enhanced the Board’s accountability and responsiveness in other ways. Nucor’s Corporate Governance Principle, which is set forth elsewhere in this proxy statement under the heading “Election of Directors,” strengthens the voice of stockholders by requiring director nominees in an uncontested election to tender their resignation if they receive a greater number of “withhold” votes than “for” votes. This Principle provides a clear and effective mechanism through which directors are held accountable. Further, your directors’ responsiveness to stockholders is assured by the Board’s strong majority of independent directors. Eight out of Nucor’s nine directors are “independent” within the meaning of the New York Stock Exchange’s current listing standards. Finally, state and federal laws as well as stock exchange listing requirements ensure that directors promote only the interests of stockholders. Under state law, directors are required to uphold their fiduciary duties to Nucor at all times. These fiduciary duties protect stockholders regardless of whether directors are elected to a one-year term or to a three-year term. Also, corporate governance requirements under the Sarbanes-Oxley Act of 2002 and the New York Stock Exchange rules implement structural requirements and responsibilities that significantly enhance the Board’s responsibility to stockholders.

The Proponent seeks to eliminate a corporate governance feature that our Board believes to be an essential component of good governance. At a single stroke, declassification would destabilize the Board’s policy and discourage long-term strategic planning, reduce the independence of directors both internally and in their management oversight role, and increase the vulnerability of Nucor to abusive takeover tactics. We oppose declassification because we believe that it would ultimately harm stockholders. For all of these reasons, we believe that a board composed of directors serving staggered three-year terms is in the best interests of Nucor and our stockholders.

For the foregoing reasons, your Board recommends a vote AGAINST this proposal.

PROPOSAL 5

STOCKHOLDER PROPOSAL

We have been notified that Domini Social Investments, LLC and certain other stockholders of Nucor (collectively, the “Proponent”), intend to present the proposal set forth below for consideration at the Annual Meeting. The names, addresses and number of the Company’s shares held by each Proponent will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Nucor’s Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Modern Slavery Report

WHEREAS:

•

Bloomberg Markets Magazine reported in a cover story that “Nucor Corp., the second-largest U.S. steel company, buys pig iron made with charcoal produced by slaves.” The article reported that certain entities in Nucor’s supply chain were identified by Brazilian labor officials as using slaves and also discussed the use of illegal logging in charcoal camps. (The Secret World of Modern Slavery, by Michael Smith and David Voreacos, Bloomberg Markets, December 2006)

•

The US State Department reports: Brazil is “a source country for men trafficked internally for forced labor.” The report noted that “A lack of government resources and dedicated personnel impeded Brazil’s ability to combat its trafficking problem.” (U.S. State Department Trafficking in Persons Report (June 2008))

•

The State Department reports: “Internal trafficking of rural workers into forced labor schemes was a serious problem” and “[t]his typically occurred when employers recruited laborers from poor, rural towns and transported them to remote areas where escape was difficult. Workers then were obliged to toil in brutal conditions until they were able to repay inflated debts.” (US State Department Country Reports on Human Rights Practices (Released March 11, 2008))

•	Nucor’s General Counsel stated: “Any amount [of pig iron] that is sold with the use of slave labor is too much.” (Secret World of Modern Slavery)

•

Slavery is an international crime, actionable in the United States under the Alien Tort Claims Act (ATCA). The ATCA has increasingly been used against corporate defendants, including Drummond, Unocal, Coca-Cola and Talisman.

•	Amazon deforestation is a significant problem, with implications for indigenous peoples, biodiversity and climate change. Nucor’s pig iron purchases may be exacerbating this problem.

•	In our view, Nucor faces significant reputational and legal risk from its Brazilian supply chain, but has published no information about its efforts to mitigate these risks.

RESOLVED: Shareholders request the Board of Directors to review the company’s policies and practices related to its global operations and supply chain to assess areas where the company needs to adopt and implement additional policies to ensure the protection of fundamental human rights and to report its findings to shareholders, omitting proprietary information and at reasonable expense, by October 2009.

SUPPORTING STATEMENT

We recommend the review include:

1.	A risk assessment to determine the potential for human rights abuses at the company’s operations or at the operations of the company’s direct and indirect suppliers, in each country where the company operates or purchases raw materials, with a particular focus on the use of child labor, or forced or trafficked labor, whether in the form of prison labor, indentured labor, bonded labor or labor persuaded by false incentives.

2.	A report on the current system in place to ensure that the company and its suppliers are implementing human rights policies in their operations, including monitoring, training and addressing issues of non-compliance.

3.	The company’s strategy of engagement with internal and external stakeholders relating to human rights issues.

Board of Directors’ Statement in Opposition to the Proposal

The Board of Directors shares the Proponent’s concerns about human rights and strongly opposes the use of forced labor by companies involved, either directly or indirectly, in supplying raw materials to Nucor. Your Board opposes the Proponent’s request, however, because our Company has already taken effective steps to ensure that no coerced labor is used in any part of the supply chain of pig iron purchased by Nucor, including the adoption of a Supplier Code of Conduct that is available on Nucor’s website.

It may be helpful to review the procurement process for pig iron in order to better understand this issue. Nucor has no direct contracts, or contacts, with any Brazilian charcoal producer. Rather, Nucor contracts directly with brokers located in the United States to purchase pig iron. These brokers in turn contract with pig iron manufacturers located in several countries, including Brazil. Some of these Brazilian pig iron manufacturers acquire a portion of the charcoal used in their pig iron manufacturing operations from independent charcoal producers located in Brazil. Nucor, however, has no contracts or other relationships with these charcoal producers. They are unknown, indirect, third-tier parties in the supply chain of Brazilian pig iron to Nucor.

Despite the challenges of influencing the labor practices of these remote parties in its supply chain, Nucor has already taken effective steps to ensure that no coerced labor is used in any part of the manufacturing process for pig iron acquired by Nucor. Nucor requires that any pig iron sourced from Brazil must come only from pig iron manufacturers that have been duly licensed by the government of Brazil. Further, in order for a company to be an approved manufacturer of pig iron destined for Nucor, it must certify that neither the company, nor any of its suppliers of charcoal, have used or will use illegal, involuntary or slave labor. In addition, the pig iron manufacturer must commit to use its best efforts to make appropriate inquiries to its charcoal suppliers in order to determine their labor practices, and to report any illegal or suspected illegal activities to the Brazilian governmental authorities.

While these policies are strict and rigorous by themselves, Nucor has taken additional precautions to make certain that each delivery of pig iron is produced without coerced labor and that no suppliers are used which have been found to use forced labor. Once Nucor enters into a contract to purchase pig iron to be supplied by an approved manufacturer, Nucor requires such manufacturer to certify in writing that no involuntary labor has been used in any part of the manufacturing process for each specific cargo of pig iron destined for Nucor. Nucor has even gone one step further. Because pig iron is fungible, and in many instances a vessel loaded with pig iron arriving in the United States from Brazil may contain pig iron from several different manufacturers intended for several different U.S. end users, Nucor requires every pig iron manufacturer who has product on the vessel to certify that no involuntary labor was used in any part of the production process, whether or not its pig iron is intended for final use by Nucor. Nucor also retains a Brazilian law firm to monitor listings compiled by the Brazilian Minister of Labor, which identify specific companies that have been found to be using forced labor. Pig iron manufacturers so identified are immediately taken off of Nucor’s approved list of suppliers.

The Proponent contends that Nucor has published no information about its efforts to mitigate risks from its Brazilian supply chain. We strongly disagree. Nucor’s Supplier Code of Conduct is readily available on Nucor’s website and demonstrates Nucor’s social and environmental responsibility by requiring our suppliers to comply both with applicable laws and with standards of basic human dignity. Your Company expects its suppliers of raw materials to fully adhere to the Supplier Code of Conduct, and if we have evidence that a supplier is not doing so, we will take corrective action, including terminating our business dealings with such offending supplier. Nucor has provided the Proponent with the information set forth in this opposition statement regarding the policies and procedures that your Company has implemented to protect its supply chain from contamination from coerced labor. Nucor has also engaged the Proponent in dialogue whenever the Proponent has made such a request and has consistently reiterated its commitment to maintain a supply chain that is free from forced labor.

The Proponent has selectively lifted one sentence from the December 2006 Bloomberg Markets article to imply that most, if not all, of the Brazilian pig iron purchased by Nucor is made with charcoal produced by slave laborers. Nothing could be further from the truth. Nucor purchased approximately 2.2 million tons of Brazilian pig iron in 2006 (the year the article was published). The Bloomberg Markets article reported that Brazilian labor inspectors located two illegal charcoal camps located deep in the Amazon. According to the article, one of these camps sold most of its charcoal to a pig iron manufacturer named Cosipar and the other sold most of its charcoal to a pig iron manufacturer named Simasa. Only 0.2% of the Brazilian pig iron purchased by Nucor in 2006 was manufactured by Cosipar and only 3.7% of the Brazilian pig iron purchased by Nucor in 2006 was manufactured by Simasa. The article did not cite any evidence to establish a linkage that pig iron actually purchased by Nucor from these two entities contained any charcoal produced by coerced labor.

Nucor has been widely acclaimed for its initiative in demonstrating that a pig iron project in northern Brazil could be both economically viable and environmentally friendly without utilizing illegal foresting or coerced labor. Nucor established a joint venture with Brazilian iron ore producer, Vale, to construct and operate Ferro Gusa Carajas (“FGC”) in northern Brazil. FGC produces its own charcoal with its own employees from eucalyptus trees growing and regrowing in 85,000 acres of forest owned by FGC in Brazil. The authors of the Bloomberg Markets article actually visited FGC and contrasted its operation with that of the charcoal producers utilizing coerced labor:

“Ferro Gusa Carajas is a joint venture owned by Nucor and Vale, the world’s largest producer of iron ore. A tour of the company’s forests, about 124 miles east of Maraba, shows markedly different conditions from those at [the forced labor camp]. In one clearing about 130 kilns are lined up. Workers wear beige work uniforms, hard hats and Company-issued steel-toed boots. Fire extinguishers are close at hand, and there is a first-aid station, a cafeteria, and a shower house for workers.”

FGC also demonstrated its support for good working conditions by becoming an initial signatory in 2004 to a groundbreaking agreement among pig iron producers in northern Brazil to work towards eradication of coerced labor in the charcoal industry. After having proved the success of the FGC operation, Nucor sold its interest to its joint venture partner, Vale, and Nucor no longer has any manufacturing operations in Brazil. We believe that the legacy of FGC is representative of Nucor’s commitment to eradicate slave labor and to provide fair working conditions across Nucor’s supply chain. We also believe that the listing of Nucor in the Domini 400 Social Index as one of America’s socially and environmentally responsible companies is recognition of its broader commitment to treat each of Nucor’s constituencies – local communities, customers, investors, suppliers and employees – fairly and respectfully.

Your Company is committed to observing, and requires that its suppliers observe, all applicable laws and regulations, including labor laws, in the countries where Nucor and its suppliers do business. Nucor’s commitment to the fair treatment of workers is evidenced by its long-standing reputation for treating its own employees as its most important asset. Nucor rewards strong performance by an incentive compensation system in place for all employees, with weekly production bonuses for hourly employees and return on asset bonuses for non-production employees.

Nucor has established a profit sharing plan where 10% of pre-tax profits each year are paid to the plan for all employees (with the exception of senior officers). In 2006 and 2007, Nucor’s profit sharing contribution averaged $240.3 million per year, with the average contribution per employee exceeding $20,000. Nucor has established a scholarship program for dependents of all employees (except for senior officers) that pays up to $3,000 per year for up to four years of post-secondary education. Since 1974, more than $47 million has been distributed through this program, including over $4.2 million in 2008 alone. Your Company treats its employees fairly and honestly, communicates openly with them, makes communicating easy up and down the organization and gives employees an avenue of appeal if they feel they are not being treated fairly.

Your Company continues to expend great effort to ensure that none of its suppliers utilize coerced labor. Accordingly, your Board does not need to conduct a review or write a report about what the Company might do about the “potential for human rights abuses” as the Proponent suggests. Instead, your Board and the management of your Company have already acted to put in place effective procedures and processes to make certain that no coerced labor is used in any part of the manufacturing process for pig iron purchased by Nucor.

For the foregoing reasons, your Board recommends a vote AGAINST this proposal.

PROPOSAL 6

STOCKHOLDER PROPOSAL

We have been notified that the American Federation of Labor and Congress of Industrial Organizations (the “Union”) intends to present the proposal set forth below for consideration at the annual meeting. The address and number of shares of Nucor common stock held by the Union will be promptly provided upon oral or written request made to our Corporate Secretary. We are not responsible for the content of the stockholder proposal, which is printed below exactly as it was submitted.

Nucor’s Board of Directors recommends a vote AGAINST this stockholder proposal. Unless otherwise specified, proxies will be voted AGAINST the proposal.

Shareholder Proposal

RESOLVED: Shareholders of Nucor Corporation (the “Company”) urge the Board of Directors to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.

2.	Health care coverage should be continuous.

3.	Health care coverage should be affordable to individuals and families.

4.	The health insurance strategy should be affordable and sustainable for society.

5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

SUPPORTING STATEMENT

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform, such as those set forth by the Institute of Medicine, are essential if public confidence in our Company’s commitment to health care coverage is to be maintained.

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.” (Business Week, July 3, 2007.)

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles for health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

We believe that the 47 million Americans without health insurance results in higher costs, causing an adverse effect on shareholder value for our Company, as well as all other U.S. companies which provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduces shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

Board of Directors’ Statement in Opposition to the Proposal

Nucor’s Board of Directors recognizes the importance of access to affordable, comprehensive health care insurance and shares the Union’s concerns about rising health care costs. However, your Board of Directors strongly opposes this proposal because we do not believe that either the Company’s boardroom or the Company’s annual meeting is a proper forum for this political debate. Moreover, Nucor, like most other companies, is operating in a challenging economic environment that has been impacted by a worldwide financial crisis unique in both size and scope in our lifetime. Your Board believes that in today’s unsettled economic environment it is vital that Nucor’s Board and management remain focused on managing the Company through this difficult period and continuing the Company’s tradition of taking advantage of economic downturns to expand its long-term earning power. In addition, there is no legitimate basis for using management’s time and the Company’s resources to debate and adopt universal health care principles, which the Company has no ability to implement. Accordingly, your Board recommends a vote AGAINST the proposal.

The Union’s underlying motive in submitting the proposal is to force Nucor to take a lobbying position on universal health care. Nucor, however, has not traditionally established public positions on political issues beyond those that apply uniquely to the steel industry. With respect to the national health care system, your Board of Directors believes that any comprehensive reform should be considered by elected officials, with input from the public, as well as from those within the health care and health insurance industries having knowledge and expertise bearing directly on the complex issues involved. Moreover, national health care reform can occur only by action of the U.S. Congress and the President. Therefore, the proposal is meaningless because the Board’s adoption of the health care reform principles in the Union’s proposal will add nothing to the debate over health care reform and will not facilitate the enactment of federal legislation that would benefit the Company or its stockholders. Furthermore, asking your Board to take a position on health care policy would only complicate the corporate governance process by distracting the Board from fundamental management issues facing the Company. Accordingly, the Board believes that health care reform should be kept in the political arena where it belongs.

Additionally, Nucor is committed to the health and well-being of its employees and their families. Your Company has one of the industry’s most comprehensive health benefit programs covering a wide range of medical services at reasonable costs. All full-time employees and their eligible spouse and dependents qualify for medical, prescription drug and dental coverage. In addition to the health care coverage that we offer our employees, the Company also supports a number of wellness initiatives throughout its facilities, including on-site health screenings and clinics, health risk assessment initiatives, nutritional education programs, disease management and decision-making tools to help employees better manage their overall health.

The Company is keenly aware of the costs of providing health care benefits to its employees and their families. At the same time, we know that Nucor’s most significant competitive advantage remains our employees, and that providing quality health insurance benefits enhances our ability to attract and retain the talented team needed to achieve our corporate objectives and increase stockholder value. Accordingly, we work with insurers and health care providers to offer employees and their families quality health care at reasonable costs. We also continually review our health benefits programs to ensure that they remain competitive and are achieving the goals they were designed to provide. Nucor is committed to providing affordable, comprehensive health care benefits to its employees. Therefore, we disagree with the Union’s unfounded assertion that adoption of the health care reform principles in the proposal is “essential if public confidence in our Company’s commitment to health care coverage is to be maintained.”

For the foregoing reasons, your Board recommends a vote AGAINST this proposal.

OTHER MATTERS

Discretionary Voting by Proxy Holders

Nucor’s Board of Directors does not intend to present any matters at the 2009 annual meeting of stockholders other than as set forth above and knows of no other matter to be brought before the meeting. However, if any other matter comes before the meeting, or any adjournment, the matter may be excluded by Nucor as untimely or the persons named in the enclosed proxy may vote such proxy on the matter according to their best judgment.

Stockholder Proposals

Any stockholder proposal intended to be included in Nucor’s proxy statement for its 2010 annual meeting of stockholders must be received by Nucor not later than November 25, 2009. Any stockholder proposal intended to be presented at the 2010 annual meeting of stockholders, but that will not be included in the proxy statement, must be received by Nucor no more than 90 days but at least 60 days before the date of such meeting. The 2010 annual meeting of stockholders is expected to be held on May 13, 2010. Based on the estimated meeting date, any proposals received earlier than February 12, 2010 or later than March 14, 2010 may be excluded from the meeting. Proposals should be addressed to the attention of A. Rae Eagle, Corporate Secretary, at our executive offices, 1915 Rexford Road, Charlotte, North Carolina 28211 or faxed to her attention at (704) 943-7207.

Solicitation and Expenses

Nucor will bear the entire cost of this proxy solicitation, including the preparation, printing and mailing of the proxy statement, the proxy and any additional soliciting materials sent by Nucor to stockholders. Nucor has retained the services of Georgeson Inc. to assist in the solicitation of proxies from the Company’s stockholders. The fees to be paid to Georgeson by the Company for these services are not expected to exceed $10,000, plus reasonable out-of-pocket expenses. Further, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile and personal interviews. Solicitation by officers and employees of Nucor may also be made of some stockholders in person or by mail, telephone or facsimile following the original solicitation.

Delivery of Proxy Statements

As permitted by the Securities and Exchange Act of 1934, as amended, only one copy of the proxy statement and annual report is being delivered to stockholders residing at the same address, unless such stockholders have notified the Company of their desire to receive multiple copies of the proxy statement.

The Company will promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report to any stockholder residing at an address to which only one copy was mailed. Requests for additional copies and/or requests for multiple copies of the proxy statement and annual report in the future should be directed to Nucor’s Corporate Secretary at our executive offices.

Stockholders residing at the same address and currently receiving multiple copies of the proxy statement and annual report may contact Nucor’s Corporate Secretary at our executive offices to request that only a single copy of the proxy statement and annual report be mailed in the future.

Miscellaneous

The information referred to in this proxy statement under the captions “Report of the Compensation and Executive Development Committee” and “Report of the Audit Committee” (to the extent permitted under the Securities Exchange Act of 1934 (the “1934 Act”)) (i) shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or the liabilities of Section 18 of the 1934 Act, and (ii) notwithstanding anything to the contrary that may be contained in any filing by Nucor under the 1934 Act or the Securities Act of 1933, shall not be deemed to be incorporated by reference in any such filing.

By order of the Board of Directors,

Daniel R. DiMicco

Chairman, President and

Chief Executive Officer

March 25, 2009

PLEASE SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD

IN THE ENCLOSED ENVELOPE, OR VOTE VIA THE TELEPHONE OR INTERNET.

NUCOR

1915 Rexford Road, Charlotte, North Carolina 28211 PROXY

Phone (704) 366-7000 Fax (704) 362-4208

As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES, or via the Internet at WWW.VOTEPROXY.COM and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card.

Proxy solicited on behalf of the Board of Directors of Nucor Corporation for the 2009 annual meeting of stockholders, to be held at 10:00 a.m. on Thursday, May 14, 2009, at the Charlotte Marriott SouthPark, 2200 Rexford Road, Charlotte, North Carolina.

Daniel R. DiMicco and Terry S. Lisenby, or either of them, with power of substitution, are appointed proxies to vote all shares of the undersigned at the 2009 annual meeting of stockholders, and any adjournment or postponement, on the following proposals, as set forth in the proxy statement:

1. Elect four directors to a term of three years

2. Ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ending December 31, 2009

3. Stockholder proposal regarding majority vote

4. Stockholder proposal regarding declassification of Board of Directors

5. Stockholder proposal regarding human rights

6. Stockholder proposal regarding principles for health care reform

7. Other business as may properly come before the meeting

This proxy will be voted as specified by the undersigned. If no choice is specified, this proxy will be voted FOR the election of all nominees for director listed on the reverse side, FOR proposal 2, AGAINST proposals 3 through 6 and according to the discretion of the proxy holders on any other matters that may properly come before the meeting and any adjournment or postponement thereof. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion.

PLEASE SIGN AND DATE ON THE OTHER SIDE 14475

ANNUAL MEETING OF STOCKHOLDERS OF

NUCOR

May 14, 2009

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page, and use the Company Number and Account Number shown on your proxy card.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call and use the Company Number and Account Number shown on your proxy card.

Vote online/phone until 11:59 PM EST the day before the meeting.

MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER

ACCOUNT NUMBER

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://materials.proxyvote.com/670346

Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet.

20403003333000000000 3 051409

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Elect as directors the four nominees

FOR ALL NOMINEES

FOR WITHHOLD ALL NOMINEES AUTHORITY

(See FOR ALL instructions EXCEPT below)

NOMINEES:

Clayton C. Daley, Jr.

Harvey B. Gantt

Bernard L. Kasriel Christopher J. Kearney

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: To cumulate your vote for one or more of the listed nominees, write the manner in which such votes shall be cumulated by indicating number of votes in the space to the right of the nominee name(s). The cumulative number of votes you have is 4 times the number of shares of Common Stock you owned on March 16, 2009. All your votes may be cast for a single nominee or may be distributed among any number of nominees. If you are cumulating your vote, do not mark the circle to the left of the name of the nominee (s) for whom you are voting.

Nucor’s Board of Directors recommends a vote FOR proposal 2.

2. Ratify the appointment of PricewaterhouseCoopers LLP as Nucor’s independent registered public accounting firm for the year ended December 31, 2009

FOR AGAINST ABSTAIN

Nucor’s Board of Directors recommends a vote AGAINST proposals 3 through 6.

FOR AGAINST ABSTAIN

3. Stockholder proposal regarding majority vote

4. Stockholder proposal regarding declassification of Board of Directors

5. Stockholder proposal regarding human rights

6. Stockholder proposal regarding principles for health care reform

7. In their discretion, the holder of this proxy is authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement thereof

This proxy will be voted FOR the election of all nominees for director unless authority is withheld. The proxy holders reserve the right to cumulate votes and cast such votes in favor of the election of some or all of the applicable director nominees in their sole discretion. This proxy will be voted FOR proposal 2 and AGAINST proposals 3 through 6 unless otherwise indicated. If you wish to follow the recommendation of Nucor’s Board of Directors, it is not necessary to check any of the boxes.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.